Table of Contents

As filed with the Securities and Exchange Commission on August 18, 2023.

Registration Statement No. 333-273346

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1/A

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	3845	04-2795294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dr. Joseph N. Forkey
Precision Optics Corporation, Inc.	Precision Optics Corporation, Inc.
22 East Broadway	22 East Broadway
Gardner, MA 01440	Gardner, MA 01440
(978) 630-1800	(978) 630-1800
(Address and telephone number of registrant’s principal executive offices)	(Name, address, and telephone of agent for service)

Copies of communications to:

Gregory S. Fryer, Esq.

Verrill Dana, LLP

One Portland Square

Portland, ME 04101

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, THE DATE OF THIS PROSPECTUS IS AUGUST 18, 2023.

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 420,000 SHARES OF COMMON STOCK

This prospectus relates to the sale or other disposition of up to 420,000 shares of our common stock by selling stockholders. We are not selling any securities in this offering and, therefore, we will not receive any proceeds from this offering or the sale or other disposition of common stock by the selling stockholders. All costs associated with this registration will be borne by us. Our common stock is quoted on the Nasdaq Stock Market under the symbol “POCI.” On August 16, 2023, the last reported sale price of our common stock on Nasdaq was $6.25 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE

SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 5.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Subject to completion, the date of this prospectus is August 18, 2023.

PRECISION OPTICS CORPORATION, INC.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990.We have been a developer and manufacturer of advanced optical instruments since 1982. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. We selectively execute internal research and development programs to develop next-generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery.

Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas. As Ross Optical Industries of El Paso, Texas we also operate as a supplier of custom optical components and assemblies for military and defense, medical and various other industrial applications. All products sold by us under the Ross Optical name include a custom or catalog optic, which is sourced through our extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied using our in-house coating department.

Effective October 1, 2021 we acquired the operating assets of Lighthouse Imaging, LLC in Windham, Maine where we also operate as a manufacturer of advanced optical imaging systems and accessories. We have a strong expertise in electrical engineering and development of end-to-end medical visualization devices. Product development competencies at Lighthouse Imaging include Systems, Optical, Mechanical, Electrical and Process Development Engineering. Our product development team has extensive experience developing visualization systems that are used in a variety of clinical applications. Lighthouse Imaging is an industry leader in chip-on-tip visualization systems. The accompanying financial statements include the results of operations of the Lighthouse division for a portion of the fiscal year ended June 30, 2022, and the assets and liabilities of the Lighthouse division as of June 30, 2022.

Approximately 34% our business during the fiscal year ended June 30, 2022 is from engineering services primarily relating to the design of medical device optical assemblies, 41% from the sale of both internally manufactured and purchased optical components, and 25% from the manufacture of optical assemblies and sub-assemblies primarily for medical device instrument applications. Our proprietary medical instrumentation line, unique custom design and manufacturing capabilities, and expert electrical engineering and development has generated traditional proprietary endoscopes and endocouplers as well as other custom imaging and illumination products for our customers’ use in minimally invasive surgical procedures. We design and manufacture 3D endoscopes and very small Microprecision lenses, assemblies and complete medical devices to meet the surgical community’s continuing demand for smaller, disposable, and more enhanced imaging systems for minimally invasive surgery.

Approximately 29% our business during the nine months ended March 31, 2023 is from engineering services primarily relating to the design of medical device optical assemblies,49% from the sale of both internally manufactured and purchased optical components, 18% from the manufacture of optical assemblies and sub-assemblies primarily for medical device instrument applications and 4% from the sale of technology rights. We expect sales revenue increases to result from assembly and manufacturing orders received from our customers for the products we assist them in designing using our unique optical product design and manufacturing capabilities.

Our websites are www.poci.com and www.rossoptical.com. Information contained on our websites does not constitute part of this prospectus.

1

SUMMARY FINANCIAL DATA

The summary information contained in the following table is derived from our audited consolidated financial statements for the fiscal years ended June 30, 2022 and 2021, respectively, and from our unaudited consolidated financial statements for the three and nine months ended March 31, 2023 and 2022, respectively. It does not contain all of the financial information that may be important to you. You should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” before making a decision to invest in our common stock.

	Fiscal Year Ended June 30
	2022	2021

Revenues	$15,678,248	$10,674,907
Cost of goods sold	10,750,061	7,241,322

Gross profit	4,928,187	3,433,585

Research and development expenses, net	666,479	624,253
Selling, general and administrative expenses	5,613,473	3,714,915
Business acquisition expenses	162,125	–
Total operating expenses	6,442,077	4,339,168

Operating loss	(1,513,890)	(905,583)

Other income (expense)
Interest expense	(155,658)	(5,302)
Gain on forgiveness of bank note	–	808,962
Gain on revaluation of contingent earn-out liability	742,084	–

Loss before provision for income taxes	(927,464)	(101,923)

Provision for income taxes	952	912

Net loss	$(928,416)	$(102,835)

Loss per share:
Basic and fully diluted	$(0.18)	$(0.02)

Weighted average common shares outstanding:
Basic and fully diluted	5,295,720	4,427,117

2

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Revenues	$5,048,065	$4,651,352	$16,020,327	$10,884,737

Cost of goods sold	3,311,967	2,923,143	10,045,316	7,397,914
Gross profit	1,736,098	1,728,209	5,975,011	3,486,823

Research and development expenses, net	206,375	214,898	660,518	433,248
Selling, general and administrative expenses	2,022,991	1,574,432	5,338,498	3,974,824
Business acquisition expenses	–	–	–	172,174
Total operating expenses	2,229,366	1,789,330	5,999,016	4,580,246

Operating income (loss)	(493,268)	(61,121)	(24,005)	(1,093,423)

Other income (expense)
Interest expense	(48,124)	(52,778)	(167,443)	(104,290)
Gain on revaluation of contingent earn-out liability	142,960	–	142,960	–

Net income (loss)	$(398,432)	$(113,899)	$(48,488)	$(1,197,713)

Income (loss) per share:
Basic and fully diluted	$(0.07)	$(0.02)	$(0.01)	$(0.23)

Weighted average common shares outstanding:
Basic and fully diluted	5,640,473	5,600,953	5,639,015	5,181,896

3

THE OFFERING

Common stock outstanding as of July 19, 2023 (1)	6,066,518 shares (2)

Common stock to be registered	420,000

Use of proceeds	We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

Stock symbol	POCI

(1)	This number includes the 420,000 shares of common stock issued June 20, 2023, through the private placement described below in the next section.
(2)	All share figures and per-share prices in this prospectus reflect the results of a one-for-three reverse stock split by the Company, effective November 1, 2022.

THE PRIVATE PLACEMENT

On June 15, 2023, the Company entered into agreements, including a Stock Purchase Agreement and other related agreements (collectively, the “Purchase Agreements”), with certain institutional and accredited investors calling for the purchase and sale of 420,000 shares of common stock at a purchase price of $6.00 per share. The stock issuance closed on June 20, 2023, resulting in $2.52 million of gross proceeds to the Company. The Purchase Agreements obligate the Company to register the purchased shares for resale by those investors.

The names of the selling stockholders and the number of shares being registered for each are as follows:

Name	Number of Shares
Lytton-Kambara Foundation	133,333
AMH Equity LLC	133,333
KC Gamma Opportunity Fund LP	66,667
Joohan Chang	38,333
Pathfinder Asset Management Ltd.	30,000
Rivemont Microcap Fund	11,667
H2C 2020, LLC	3,334
Christopher J. DiRubio	3,333
Total	420,000

4

RISK FACTORS

Risks Related to Our Business

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed with the Securities and Exchange Commission on September 27, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected and you may lose some or all of your investment.

We have a history of losses; we may continue to incur losses and not achieve profitability in the near term; and we may need to raise additional funds.

During the years ended June 30, 2022, and 2021, we incurred operating losses of $1,513,890 and $905,583, respectively. For the nine months ended March 31, 2023 and 2022, our operating losses were $24,005 and $1,093,423, respectively. Our accumulated deficit on June 30, 2022 and March 31, 2023 amounted to $48,094,394 and $48,142,882. We had working capital of $1,918,575 and $2,265,325 as of June 30, 2022, and 2021, respectively, and working capital of $1,774,685 and $1,976,366 as of March 31, 2023 and 2022, respectively. We may continue incurring losses for the foreseeable future and not achieve sustained profitability in the near term. We must generate sufficient cash flow or raise additional capital to pursue our product development initiatives and penetrate markets for the sale of our products. We believe that for the time being we have adequate access to capital resources, having raised $2.52 million in gross proceeds from a private placement of common stock in June 2023 and having increased our bank credit facilities that same month. However, if in the future we are unable to secure adequate additional capital when needed, we may be required to curtail our research and development initiatives and take additional measures to reduce costs to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We depend on the availability of certain key supplies and services that are available from only a few sources, and we may experience difficulty with certain suppliers due to national and global economic supply-chain factors and we may have difficulty finding alternative sources of these supplies or services.

We source certain key supplies to develop and manufacture our products, particularly our precision grade optical glass, which is available from only a few sources, in China. Our business could be affected if we become unable to procure these essential materials and services in adequate quantities and at acceptable prices. We continuously evaluate our suppliers and alternative sources. If we experience a shortage of certain supplies and are unable to find an alternative source, our financial condition and results of operations could be adversely affected.

We may not realize the opportunities from our acquisition of Lighthouse Imaging, LLC.

In October 2021, we purchased substantially all the assets of Lighthouse Imaging, LLC, a manufacturer of advanced optical imaging systems and accessories. With the Lighthouse acquisition we strengthened our expertise in electrical engineering and development of end-to-end medical visualization devices. The success of the Lighthouse acquisition from a financial standpoint will ultimately depend on our ability to realize the anticipated opportunities to expand our product offerings and our stable of customers. There is no assurance that we will be able to realize those opportunities.

5

The COVID-19 world-wide pandemic and the economic effects of governmental entities and commercial business policy decisions relating to it could cause disruptions with our sources of supply and customer orders and their ability to pay amounts owed us.

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020, and the domestic and international impact of policy decisions made in major countries around the world had, and to some extent is expected to continue to have, an adverse impact on our sources of supply, supply chain logistics, current and future orders from our customers, collection of amounts owed to us from our customers, our internal operating procedures, and our overall financial condition. Our operational efficiencies to some degree were adversely affected by actions we took to help guard our employees against COVID-19 infection. The greater impact from the pandemic, however, was disruption in the timing of customer demand for our products, and to some extent disruption in the supply to us of component parts we need for manufacturing and resale of products. Inflation and economic slow-downs domestically and abroad, together with shifting business and economic policies in the US and abroad create further uncertainties as to our future financial operating results.

We rely on a small number of customers who may not consistently purchase our products in the future and if we lose any one of these customers, our revenues may decline.

For the nine months ended March 31, 2023, our two largest customers represented approximately 13.1% and 8.0% of our total revenues for that period. No other customer accounted for more than 10% of our revenues during those periods. At June 30, 2022, our largest customer account receivable balance was 8% of total accounts receivable. At June 30, 2021, our largest customer account receivable balance was 16% of total accounts receivable. No other customer accounted for more than 10% of total accounts receivable at June 30, 2022, or 2021.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period. A loss of any of these customers could adversely affect our revenues.

We could suffer unrecoverable losses on our customers’ accounts receivable, which would adversely affect our financial results.

At June 30, 2022, our largest customer account receivable balance was 8% of total accounts receivable. While we believe we have a varied customer base and have experienced strong collections in the past, we may experience changes in our customer base, including reductions in purchasing commitments, which could also have a material adverse effect on our revenues and liquidity. Additionally, our customers could become unable or unwilling to pay amounts owed to us. Over the past three years, we have not had significant accounts receivable write-offs or significant additions to our accounts receivable reserve. We have not purchased insurance on our accounts receivable balances. Nonetheless, large uncollectible accounts receivable balances could arise in the future and could have a material adverse effect on our financial condition.

We rely heavily upon the talents of our Chief Executive Officer and other senior officers, the loss of whom could damage our business.

Our performance depends, to a large extent, on a small number of key scientific, technical, managerial and manufacturing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Dr. Joseph N. Forkey and our President of the Ross Optical division, Mr. Divaker Mangadu. The loss of Dr. Forkey’s services could damage our business. Dr. Forkey provides highly valuable contributions to our capabilities in optical instrument development, in management of new technology and in potentially significant longer-term Company initiatives. The loss of Mr. Mangadu could damage the operations of the Ross Optical division as Mr. Mangadu provides highly valuable contributions to the effective operation of Ross including its sales, customer and vendor relationships, production activities and overall administration. We do not carry key-man life insurance on Dr. Forkey or Mr. Mangadu. In April and June 2023, we added a Chief Operating Officer and a new Chief Financial Officer to our executive team, and we expect that these new executives will provide valuable contributions to our overall operations and financial management.

6

We must continue to be able to attract and retain employees with the scientific and technical skills that our business requires and if we are unable to attract and retain such individuals, our business could be severely damaged.

Our ability to attract and retain employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications. If we cannot attract and retain such individuals, we may not be able to perform the necessary design services for our customers or produce our products causing damage to our business or an inability to meet customer demand or increase revenues.

We are subject to a high degree of regulatory oversight and, if we do not continue to receive the necessary regulatory approvals, our revenues may decline.

The FDA has granted us clearance to manufacture and market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

We may lose the FDA’s permission to manufacture and market our current products or may not obtain the necessary regulatory permission, approvals or licenses for the manufacturing or marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action. If we lose the FDA’s permission to manufacture and market our current products or we do not obtain regulatory permission to manufacture and market our future products, our revenues may decline and our business may be harmed.

We face risks inherent in product development and production under fixed-price purchase orders and these purchase orders may not be profitable over time.

A portion of our business has been devoted to research, development and production under fixed-price purchase orders. For our purposes, a fixed-price purchase order is any purchase order under which we will provide products or services for a fixed-price over an extended period of time, usually six months or longer. Fixed-price purchase orders have represented as much as 50% of our total revenues during periods in the last several years. We expect that revenues from fixed-price purchase orders will continue to represent a significant portion of our total revenues in future fiscal years.

Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed-price purchase orders. Therefore, we can never be sure at the time we enter into any single fixed-price purchase order that such purchase order will continue to be profitable for us throughout the fixed-price period.

We perform engineering and manufacturing services for our customers who could decide to use another vendor for these services in the future.

A significant portion of our revenues are derived from engineering and manufacturing services that we perform to design and fabricate medical device products or sub-assemblies of medical device products for our customers who in turn sell the products to the end users. Our customers typically own the proprietary rights to and control commercial distribution of the final products. Therefore, in many of these cases we do not own the proprietary rights to the medical device products that we manufacture or that our sub-assemblies are made a part of. Our customers could decide to use other suppliers for these services based on cost, quality, delivery time, production capacities, competitive and regulatory considerations or other factors. Thus, revenues from our customers and the products and services we provide them are subject to significant fluctuation on a product to product basis from period to period.

7

We resell products we purchase from third parties and our customers could decide to use another vendor for to acquire those products.

Our division Ross Optical primarily acquires specialized optical components and assemblies from third parties pursuant to specifications provided from its customers, inspects and sometimes further processes those products before reselling them to its customers. Because Ross Optical does not manufacture the optical components and assemblies and does not own the intellectual property rights to the products, its customers could choose to obtain those products and services from other sources or could apply pressure to Ross Optical to lower its prices resulting in reduced future gross margins and operating results.

Third parties may infringe on our intellectual property and, as a result, we could incur significant expense in protecting our patents or not have sufficient resources to protect them.

We utilize numerous licensed patents that are important to our business. In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc. in which we assigned to Intuitive Surgical all the issued and non-expired patents and pending patent applications we held at that time and, in return, Intuitive Surgical granted to us a royalty-free, worldwide license to these patents in fields outside of medical robotics. Although we are not currently aware of any past or present infringements of these patents, we would expect, jointly with Intuitive Surgical, to try to protect these patents from infringement.

We also plan to seek additional patents if and as we develop patentable devices or methods. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us. If our competitors or other third parties infringe on our patents, our business may be harmed.

Third parties may claim that we have infringed on their patents and, as a result, we could be prohibited from using all or part of any technology used in our products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely use the technology that was the subject of the claim, or sell products embodying such technology. If we engage in litigation, our expenses may increase and our business may be harmed. If we are prohibited from using a particular technology in our products, our revenues may decline and our business may be harmed.

We depend on the availability of certain key supplies and services that are available from only a few sources and if we experience difficulty with a supplier, we may have difficulty finding alternative sources of these supplies or services.

We require certain key supplies to develop and manufacture our products, particularly our precision grade optical glass, which is available from only a few sources, each of which is located outside of the United States. Additionally, we rely on outside vendors to grind and polish certain of our lenses and other optical components, such as prisms and windows. We also rely on a limited number of suppliers for specialized CMOS sensors and the electronic wiring of those sensors. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities to meet our needs. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure these essential materials and services in adequate quantities and at acceptable prices.

From time to time, subcontractors may produce some of our products for us, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers who integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion. If this occurs, we may not be able to deliver our products on a timely basis and our revenues may decline.

8

Our customers may claim that the products we sold them were defective and if our insurance is not sufficient to cover such a claim, we would be liable for the excess.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of products we assist in developing, manufacture and supply to our customers. Additionally, the products we supply could be used in conjunction with other products in medical device applications, such as certain endoscope products claimed to be associated with surgical suite contamination resulting from their intended re-use and re-sterilization. We maintain product liability insurance to cover us in the event of liability claims, and as of July 31, 2023, no such claims have been asserted or threatened against us. However, our insurance may not be sufficient to cover all possible future product claims, costs and any resulting liabilities.

We would be liable if our business operations harmed the environment and a failure to maintain compliance with environmental laws could severely damage our business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we have suitable practices and policies in place to address applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

Our quarterly financial results vary quarter to quarter and depend on many factors. As a result, we cannot predict with a high degree of certainty our operating results in any particular fiscal quarter.

Our quarterly operating results may vary significantly depending upon factors such as:

—	the timing of completion of significant customer orders;

—	the timing and amount of our research and development expenditures;

—	the costs of initial product production in connection with new products;

—	the timing of new product introductions—both by us and by our competitors;

—	the timing and level of market acceptance of new products or enhanced versions of our existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	our customers’ inventory levels, and levels of demand for our customers’ products and services; and

—	competitive pricing pressures.

We may not be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis and levels of revenue and/or profitability may vary from one such period to another.

9

Many of our competitors are large, well-financed companies who have research and marketing capabilities that are superior to ours.

The industries in which we operate are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

Ross Optical is subject to tariffs and regulatory scrutiny, and it faces the risk of changes to this regulatory environment and business in the future.

Ross Optical is ISO and ITAR registered and currently imports, exports, and manufactures optical products for the defense industry, some of which are controlled by regulations promulgated by the U.S. Departments of State and Commerce. If Ross Optical fails to comply with the terms of these regulations and registrations, it may lose its ITAR registration or suffer other consequences, such as the withdrawal or suspension of approvals, suspension of imports, exports or production, or the imposition of fines or other penalties.

There is also the risk that new laws or regulations or changes in enforcement practices applicable to the business of Ross Optical could be imposed, which may adversely affect its ability to compete effectively with other institutions that are not affected in the same way, or which may impact its supplier and customers. In addition, regulation imposed on market participants generally, such as foreign tariff increases could negatively affect the overall profitability of Ross Optical’s international business.

These developments could impact Ross Optical’s profitability, or even make it uneconomical for Ross Optical to continue to conduct all or certain of its business, or could cause Ross Optical to incur significant costs associated with adjusting its business to these changes.

Risks Related to our Stock

Trading in our common stock may be subject to substantial volatility.

Our common stock is quoted on the Nasdaq Stock Market under the symbol POCI. We expect our common stock to continue to be quoted on Nasdaq for the foreseeable future. The price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

—	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	the timing of our research and development expenditures and of new product introductions;

—	the timing and level of acceptance of new products or enhanced versions of our existing products; and

—	price and volume fluctuations in the stock market at large which do not relate to our operating performance.

We are contractually obligated to issue shares in the future, diluting your percentage interest in us.

We have reserved shares for future issuance under all currently outstanding stock options, we expect to issue additional shares and stock options from time to time to compensate employees, consultants and directors, and we may in the future issue additional shares to raise capital. Any such issuances will have the effect of diluting the percentage interests of other holders of our common stock.

10

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders. For additional information regarding the issuances of those shares of common stock, see “Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer those shares for resale from time to time. None of the selling stockholders previously had any material relationship with us within the prior three years.

The table below lists the selling stockholders and other information, to our knowledge, regarding the beneficial ownership of the shares of Common stock by each of the selling stockholders. The second column lists the number of shares of Common stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common stock as of July 19, 2023.

The third column lists the shares of Common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus covers the resale of the sum of the number of shares of Common stock issued to the selling stockholders in the Transaction. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Lytton-Kambara Foundation	133,333	133,333	0	*
AMH Equity LLC	133,333	133,333	0	*
KC Gamma Opportunity Fund LP	66,667	66,667	0	*
Joohan Chang	178,333	38,333	140,000	2.3%
Pathfinder Asset Management Ltd.	30,000	30,000	0	*
Rivemont Microcap Fund	11,667	11,667	0	*
H2C 2020 LLC	3,334	3,334	0	*
Christopher J. DiRubio	7,499	3,333	4,166	*
TOTAL		420,000

* Percentage of shares owned does not exceed one percent.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without volume or manner-of-sale limitations under Rule 144 of the Securities Act and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Articles of Organization, as amended, and Bylaws, each as amended, is only a summary. You should also refer to our Articles of Organization, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no rights under our Articles of Organization, as amended, or our Bylaws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our Articles of Organization, as amended, or our Bylaws regarding preemption rights. Each outstanding share of common stock is fully paid and non-assessable.

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INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

Overview

We have been a developer and manufacturer of advanced optical instruments since 1982. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Our core efforts are targeted at the development of next generation endoscopes. Through internal research and development and working in partnership with our customers, we continuously develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery.

The COVID-19 world-wide pandemic and the domestic and international impact of policy decisions made in major countries around the world has had, and to some extent is expected to continue to have, an adverse impact on various aspects of our business. We took various actions to augment our operating and human resource policies and procedures to guard against the potential health hazards of COVID-19, which adversely affected our operational efficiencies to some degree. The greater impact from the pandemic was disruption in the timing of customer demand for our products, and to some extent disruption in the supply to us of component parts we need for manufacturing and resale of products. Inflation and economic slow-downs domestically and abroad, together with shifting business and economic policies in the US and abroad create further uncertainties as to our future financial operating results.

As Ross Optical Industries of El Paso, Texas we also operate as a supplier of custom optical components and assemblies for military and defense, medical and various other industrial applications. All products sold by us under the Ross Optical name include a custom or catalog optic, which is sourced through our extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied using our in-house coating department. Over 70% of the Ross Optical division sales are in the United States, with the majority being specialized optical components for industrial applications and the remainder being assemblies. The balance of sales is split between military and medical device products.

On October 4, 2021, we closed on an asset purchase agreement with an effective date of October 1, 2021 with Lighthouse Imaging, LLC and Anania & Associates Investment Company, LLC for substantially all of the assets of Lighthouse Imaging, LLC, a Maine limited liability company operating a medical optics and digital imaging business. As Lighthouse Imaging of Windham, Maine we also operate as a manufacturer of advanced optical imaging systems and accessories. We have a strong expertise in electrical engineering and development of end to end medical visualization devices. Product development competencies at Lighthouse Imaging include Systems, Optical, Mechanical, Electrical and Process Development Engineering. Our product development team has extensive experience developing visualization systems that are used in a variety of clinical applications. Lighthouse Imaging is an industry leader in chip-on-tip visualization systems.

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Approximately 34% our business during the fiscal year ended June 30, 2022 is from engineering services primarily relating to the design of medical device optical assemblies, 41% from the sale of both internally manufactured and purchased optical components, and 25% from the manufacture of optical assemblies and sub-assemblies primarily for medical device instrument applications. Our proprietary medical instrumentation line, unique custom design and manufacturing capabilities, and expert electrical engineering and development has generated traditional proprietary endoscopes and endocouplers as well as other custom imaging and illumination products for our customers’ use in minimally invasive surgical procedures. We design and manufacture 3D endoscopes and very small Microprecision lenses, assemblies and complete medical devices to meet the surgical community’s continuing demand for smaller, disposable, and more enhanced imaging systems for minimally invasive surgery.

We are registered to the ISO 9001:2015 and ISO 13485:2016 Quality Standards and comply with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE marking of our medical products.

History

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires.

Our websites are www.poci.com, www.rossoptical.com, and www.lighthouseoptics.com. Information contained on our websites does not constitute part of this report.

Principal Products and Services

Our Current Core Business: Since 1982, we have manufactured medical products such as endoscopes and endocouplers. We have developed and sold endoscopes incorporating various optical technologies, for use in a variety of minimally invasive surgical and diagnostic procedures. Today, we produce endoscopes for various applications, which are CE marked and therefore certified for sale throughout the European Economic Area. Since 1985, we have developed, manufactured and sold a proprietary product line of endocouplers. We also design and manufacture custom optical medical devices to satisfy our customers’ specific requirements. In addition to medical devices, we also manufacture and sell components and assemblies specially designed for industrial and military use.

The acquisition of the assets of Ross Optical Industries effective June 1, 2019 expanded our optics components and assemblies business. All products supplied by Ross Optical include a custom or catalog optic, which is sourced through Ross Optical’s extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied by the Ross Optical division in-house coating department.

The acquisition of the assets of Lighthouse Imaging LLC effective October 1, 2021 expanded our electrical engineering and development of end-to-end medical visualization devices. Product development competencies at Lighthouse Imaging include systems, optical, mechanical, electrical and process development engineering. The Lighthouse product development team has extensive experience developing visualization systems that are used in a variety of clinical applications representing a vertical integration of our established product development capabilities we believe will provide our customers with value-added product development service and product offerings.

Microprecision™ Lenses and Micro Medical Cameras: While the size of endoscopes has gradually decreased over time, the widespread use of very small endoscopes, with diameters of one millimeter or smaller, has been limited, in part, we believe, by the inability of traditional lens fabrication methods to support these smaller sizes with good image quality and acceptable manufacturing costs. We believe our Microprecision™ optics technology provides a solution to this problem. Combined with recent advances by other companies in complementary metal-oxide-semiconductor, or CMOS, image sensor fabrication techniques, our Microprecision™ lenses and proprietary manufacturing techniques enable the manufacture of micro medical cameras at low prices and with sizes on the order of one millimeter or less, characteristics that make them well suited to medical applications.

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We are currently engaged in development projects with numerous customers to design and produce even smaller CMOS based camera modules together with customized illumination using various technologies to match the needs of the medical device endoscopes. We are also currently designing disposable versions of our camera modules and assemblies designed for single-use and reduced risk of contamination from repeated use. We believe these on-going improvements are significant to the continued evolution and acceptance of our Microprecision™ technology platform.

We have been engaged by various customers for an increasing amount of development work relating to the design of endoscopes and camera assemblies that utilize our Microprecision™ technology. We previously received production orders each exceeding $1M and follow-on orders from multiple customers for their custom designed products fulfillment of which is ongoing. We believe we will receive additional production orders from other customers currently in our engineering and design pipeline.

3D Endoscopes: Our 3D endoscopes provide next generation optical imaging for minimally invasive surgical procedures that utilize hand-held rigid endoscopes by using the brain’s natural ability to perceive depth, which is the third dimension, by viewing one’s environment through two eyes. Utilizing our proprietary technology to provide independent images to right and left eyes, surgeons can view the operative field with 3D perception.

Competition and Markets

We sell our products in highly competitive markets and we compete for business with both foreign and domestic manufacturers. Many of our current competitors are larger than us and have substantially greater resources than we do. In addition, there is an ongoing risk that other domestic or foreign companies who do not currently service or manufacture products for our target markets, some with greater experience in the optics industry and greater financial resources than we have, may seek to produce products or services that compete directly with ours.

While our resources are substantially more limited than those of some of our competitors, we believe that we can compete successfully in this market on the basis of product quality, price, delivery and innovation tailored to our customers’ specifications. Our success will depend, in part, on our ability to maintain a technological advantage over our competitors and to effectively incorporate that technology into our custom designs. To this end, we intend to continue to aggressively support and augment our internal engineering, research and development resources and to aggressively pursue patent protection for existing and new technology. We believe that our unique technical capabilities in the areas of Microprecision™ optics, micro medical cameras and illumination, as well as 3D endoscopes, currently represent competitive advantages for us in the minimally invasive surgical device market. We recently augmented and extended these capabilities with the acquisition of Lighthouse Imaging which brings to the Company extensive experience with design and manufacture of minimally invasive optical imaging surgical devices, particularly those utilizing CMOS sensor and associated electronics technologies.

The competitive advantage of our Ross Optical division is its ability to provide difficult-to-find optics, and, increasingly, to provide a broader range of services based on its ability to source optics worldwide and augmented by its ability to provide thin-film coatings and assembly.

Market Opportunities

Microprecision™ Lenses and Micro Medical Cameras: While other approaches exist for the manufacture of camera lenses, we design custom camera module assemblies with the combined objectives of low cost, small size, range of optical specifications and high image quality required by our customer’s precise medical device specifications. By enabling the production of millimeter sized and smaller cameras with low manufacturing costs, we believe our Microprecision™ technology opens the possibility to replace existing re-sterilizable endoscopes with a single-use alternative. Also, the small size of our Microprecision™ lenses and micro medical cameras combined with our proprietary illumination techniques can provide visualization for existing procedures that are currently performed blind or with sub-optimal imaging, and we believe can facilitate the development of new surgical procedures that are currently impractical without sub-millimeter visualization instrumentation.

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3D Endoscopes and Robotic Surgery Systems: 3D endoscopes have been used for many years as part of robotic surgery systems partly because the market price of robotic surgery systems is high enough to support the cost of a high-quality custom 3D display. Competition amongst medical device companies, many of which are our customers for other products, in the area of 3D robotic surgery systems is increasing, and various companies are now pursuing less expensive, procedure specific robotic systems. We believe our experience and expertise in 3D endoscopes for medical applications could be a benefit to various companies in this area that could provide us with new product development and manufacturing opportunities.

Sales and Marketing

Current sales and marketing activities are intended to broaden awareness of the benefits of our new technology platforms and our successful application of these new technologies to medical device projects requiring surgery-grade visualization, as well as defense and other industrial applications, from sub-millimeter sized devices and 3D endoscopy, including single-use products and assemblies. We market directly to established medical device companies primarily in the United States that we believe could benefit from our advanced endoscopy visualization systems. Through this direct marketing, referrals, attendance at trade shows and a presence in online professional association websites, we have expanded our on-going pipeline of projects to significant medical device companies and to well-funded emerging technology companies. We expect our customer pipeline to continue to expand as development projects transition to production orders and new customer projects enter the development phase. Our Ross Optical and Lighthouse divisions market through existing customers and trade shows, in addition to proactive online marketing strategies executed primarily through their websites. Through the gradual integration of the sales, marketing and operating resources of the three operations we expect to realize both expanded sales opportunities from the coupling of Ross’ worldwide vendor relationships for optical components with our micro optics engineering services now expanded and strengthened by the addition of the Lighthouse electrical engineering expertise.

International Business

Other than the Ross Optical division international sales described below, we have had negligible direct export sales to date. However, our medical products have received the CE mark certification, which permits sales into the European Economic Area and which benefits our customers as they market their products manufactured by us or containing our sub-assemblies into markets outside the United States. In the future, we may establish or use additional production facilities overseas to produce key components for our business, such as lenses. From the 1990s through approximately 2014, we maintained a physical presence in Asia to support business and quality control activities throughout the region as needed. We continue to acquire various optical components from overseas to meet the needs of custom device designs. We believe that the availability of specialized components and cost savings from various overseas production resources is essential to our ability to deliver complex and unique device designs and to compete on a price basis in the medical products area particularly and to our profitability generally.

Ross Optical has an expanded network of overseas suppliers of various types and sizes of optical components and assemblies that enhance our ability to meet the material demands of our customers’ unique optical and medical device designs. During fiscal year 2022, 23% of the Ross Optical division sales were to customers outside of the United States and Canada, with the balance of sales primarily split between Western Europe and Singapore.

Research and Development

We believe that our future success depends, to a large degree, on our ability to continue to conceive and develop new optical products and technologies to enhance the performance characteristics and methods of manufacture of existing and new products. Although development work on behalf of customers is almost entirely performed under revenue generating contracts and customer purchase orders, research and development expenses are incurred on our own proprietary products and technology, such as Microprecision™ optics, micro medical cameras and 3D endoscopes. Accordingly, we treat engineering expenses not consumed in customer contracted development and our investment of funds and resources in internal product and intellectual property development as research and development expense in the accompanying statement of operations. For the years ended June 30, 2022 and 2021, research and development expenses were $666,479 and $624,253, respectively.

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Raw Materials and Principal Suppliers

A key raw material component for our products is precision grade optical glass, which we obtain from a few suppliers, principally SCHOTT North America, Inc. and Ohara Corporation.

We obtain CMOS sensors used in our development of endoscope products for our customers from various suppliers such as OmniVision Technologies, Inc. We believe that while the number of sources of supply is limited for the CMOS sensors with the specifications used in medical device endoscopes we develop; the manufacturing capacities of those suppliers is adequate to meet our demand in the next twelve months.

We have experienced supply disruptions and customer delays from certain vendors and customers that we believe were the result of the COVID-19 pandemic and related economic slow-down. Although we are not currently experiencing vendor supply issues as a result of COVID-19, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on our vendors and principal suppliers.

Patents and Trademarks

We rely, in part, upon patents, trade secrets and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts to develop and maintain our competitive position. We plan to file for patents, copyrights and trademarks in the United States and in other appropriate countries to protect our intellectual property rights to the greatest extent practicable. We currently hold rights to various United States patents, and have patent applications pending, including applications for our new generation of micro medical cameras. Our current patent portfolio includes patents, rights to patents and patent applications that cover various aspects of our technology in the following areas:

—	Medical devices;
—	3-D endoscopes;
—	Microprecision™ lenses and micro medical cameras;
—	Defense products.

The patents contained in our current patent portfolio have various expiration dates through May 2036. We are not aware of any infringements of these patents. While we believe that our pending applications relate to patentable devices or concepts, these patents may not ultimately be issued and we may not be able to successfully defend these patents or effectively limit the development of competitive products and services.

In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we assigned to Intuitive Surgical all of the issued and non-expired patents and pending patent applications that we held at that time, and in return, Intuitive Surgical granted us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

We intend to continue to innovate and extend our technological capabilities in the areas of 3-D endoscopy Microprecision™ optics, micro medical cameras, and related illumination techniques, and to aggressively pursue patent protection for such developments.

Employees

As of July 19, 2023, we had 85 employees, 84 of which were full-time employees. There were 43 employees in manufacturing, 20 in engineering/research and development, 8 in sales, and 14 in finance and administration. We are not a party to any collective bargaining agreements. We believe our relations with our employees are very good.

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Customers

During fiscal year 2022 we sold product and services to over 377 customers and no customer accounted for 10% or more of our total revenues during the fiscal years ended June 30, 2022, and 2021.

Our largest customer account receivable balance at June 30, 2022, was 8% of total accounts receivable. At June 30, 2021, our largest customer account receivable balance was 16% of total accounts receivable. No other accounts accounted for more than 10% of accounts receivable at June 30, 2022, or 2021.

Environmental Matters

Our operations are subject to a variety of federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relative to the protection of the environment. From time to time, we use a small amount of hazardous materials in our operations. We believe that we currently comply with all applicable environmental laws and regulations and intend to do our best efforts to remain in compliance. Such compliance does not entail significant expense to us.

Government Regulations

Domestic Regulation. We currently develop, manufacture and sell several medical products, the marketing of which is subject to governmental regulation in the United States. Medical devices are regulated in the United States by the Food and Drug Administration, or FDA, and, in some cases, by certain state agencies. The FDA regulates the research, design, testing, manufacture, safety, effectiveness, labeling, promotion and distribution of medical devices in the United States. Generally, medical devices require clearance or approval prior to commercial distribution. Additionally, certain material changes to, and changes in, intended uses of, medical devices are also subject to FDA review and clearance or approval. Non-compliance with applicable requirements can result in failure of the FDA to grant pre-market clearance or approval, withdrawal or suspension of approval, suspension of production, or the imposition of various other penalties.

We previously notified the FDA of our intent to market our endoscopes, image couplers, beamsplitters, adapters and video ophthalmoscopes, and the FDA has determined that we may market such devices, subject to the general control provisions of the Food, Drug and Cosmetic Act. We obtained this FDA permission without the need to undergo a lengthy and expensive approval process due to the FDA’s determination that such devices met the regulatory standard of being substantially equivalent to existing FDA-approved devices.

In the future, we plan to market additional medical devices that may require the FDA’s permission to market such products. We may also develop additional products or seek to sell some of our current or future medical products in a manner that requires us to obtain the permission of the FDA to market such products, as well as the regulatory approval or license of other federal, state and local agencies or similar agencies in other countries. The FDA has authority to conduct detailed inspections of manufacturing plants in order to assure that “good manufacturing practices” are being followed in the manufacture of medical devices including medical devices or components of medical devices manufactured for other medical device companies, to require periodic reporting of product defects to the FDA, and to prohibit the sale of devices which do not comply with law.

We design and manufacture components for the defense industry, and our Ross Optical division imports, exports and manufactures optical products for the defense industry, some of which is controlled by U.S. regulations. Generally, these regulations require strict control over technical data in documented form and as embodied in products, both within our company and as part of exported shipments. In particular, we maintain a technology control plan, we are ISO certified and ITAR (International Traffic in Arms Regulations) registered with the U.S. State Department and we maintain a number of technology assistance agreements with overseas suppliers that have been approved by the U.S. State Department. Non-compliance with applicable requirements can result in U.S. actions that may result in withdrawal or suspension of approvals, suspension of company imports, exports or production, or the imposition of fines or various other penalties.

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Foreign Requirements. Sales of medical device products outside the United States are subject to foreign regulatory requirements that may vary from country to country. Our failure to comply with foreign regulatory requirements would jeopardize our ability to market and sell our products in foreign jurisdictions. The regulatory environment in the European Union member countries of the European Economic Area for medical device products differs from that in the United States. Medical devices sold in the European Economic Area must bear the Conformité Européenne, or CE mark. Devices are classified by manufacturers according to the risks they represent, with a classification of Class III representing the highest risk devices and Class I representing the lowest risk devices. Once a device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a “European Notified Body.” The CE mark may then be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority. All of our medical products are manufactured in conformity with the CE mark requirements.

Available Information

Our website is www.poci.com. We make available on our website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the U.S. Securities and Exchange Commission, or SEC. Additional information that we make available is described in our “Incorporation of Certain Documents by Reference” section. Except as otherwise set forth herein, our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

DESCRIPTION OF PROPERTY

We conduct our domestic operations at three facilities in Gardner, Massachusetts, one facility in El Paso, Texas, and one facility in Windham, Maine. The facilities in El Paso and Windham are leased from unrelated parties. The Company leases its primary facility in Gardner, Massachusetts from Equity Assets, Inc. (“EAI”), an entity formerly owned by the Company’s founder Richard E. Forkey and then later owned by a trust controlled by his step-daughter, established by for the benefit of the step-daughter and four siblings (including Joseph N. Forkey, who is Chief Executive Officer, President, Treasurer and a Director of the Company). The original lease for the principal facility in Gardner expired in 1999, and the Company since then has been a tenant-at-will, paying rent to EAI of $9,000 per month for that facility. On July 19, 2023, the trust distributed the EAI shares equally among the five beneficiaries (20% each). Those shareholders then entered into a shareholder agreement under which all five were elected as directors and under which Joseph N. Forkey has been elected as president. The shareholder agreement provides that Dr. Forkey will be recused from any matters involving negotiations with the Company, including without limitation any lease negotiations. Dr. Forkey is not compensated by EAI for his services as president or a director, and his present 20% interest in rents being received from the Company is $21,600 per year.

The Company for many years has also been a tenant-at-will at the other two Gardner facilities, paying rent to unrelated parties.

We believe these facilities in Gardner, El Paso and Windham are adequate for our current operations and are adequately covered by insurance. Significant increases in production or the addition of significant equipment additions or manufacturing capabilities in connection with the production of our line of endoscopes and other products may, however, require improvements to existing facilities or the acquisition or lease of additional facilities. We may establish production facilities domestically or overseas to produce key assemblies or components, such as lenses, for our products. Overseas facilities may subject us to the political and economic risks associated with overseas operations. The loss of or inability to establish or maintain such additional domestic or overseas facilities could materially adversely affect our competitive position and profitability.

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LEGAL PROCEEDINGS

Our Company, on occasion, may become involved in legal matters arising in the ordinary course of our business, which could have a material adverse effect on our business, financial condition or results of operations. We are not currently aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Nasdaq Stock Market under the symbol POCI.

Holders

As of July 19, 2023, we had approximately 104 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.

Dividends

We have not declared any dividends during the last two fiscal years. At present, we intend to retain our earnings, if any, to finance research and development and the expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of June 30, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	115,234	$5.77	115,998
Equity compensation plans not approved by security holders	945,199	$4.13	13,849
Total	1,060,433	$4.29	129,487

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2011 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, referred to as the 2011 Plan, was adopted by our Board of Directors on October 13, 2011 and succeeded our 2006 Equity Incentive Plan. The 2011 Plan allows for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates.

On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of our common stock that may be awarded under the Plan from 108,333 to 608,333, an increase of 500,000 shares. In connection therewith, on April 20, 2015, we filed a registration statement on Form S-8 to register the 500,000 shares of common stock.

On May 1, 2019, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan to update the Plan for the latest changes to the tax laws and increase the maximum number of shares of our common stock that may be awarded under the Plan from 1,825,000 to 2,825,000, an increase of 1,000,000 shares. In connection therewith, on September 6, 2019, we filed a registration statement on Form S-8 to register the 1,000,000 shares of common stock.

2021 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2021 Equity Incentive Plan, referred to as the 2021 Plan, was adopted by our Board of Directors on May 10, 2021. The 2021 Plan allows for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates for up to a total of 333,333 shares of the Company’s common stock. In connection therewith, we filed a registration statement on Form S-8 to register the 333,333 shares of common stock.

 2022 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2022 Equity Incentive Plan, referred to as the 2022 Plan, was adopted by our Board of Directors on February 10, 2022, and approved by our stockholders on April 8, 2022. The 2022 Plan allows for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates for up to a total of 333,333 shares of the Company’s common stock, which total may be increased annually without a further vote of stockholders in an amount determined by our Board of directors, but not to exceed 5% of the number of outstanding shares of common stock on the last day of the immediately preceding year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto, and other financial information included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of our expectations regarding future trends affecting our business. The following discussion sets forth certain factors we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Critical Accounting Policies and Estimates

Our critical accounting policies are included in the Notes to our Financial Statements contained elsewhere in this prospectus.

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Results of Operations for the Fiscal Year Ended June 30, 2022 as Compared to the Fiscal Year Ended June 30, 2021

Total revenues for the fiscal year ended June 30, 2022 were $15,678,248, as compared to $10,674,907 for the same period in the prior year, an increase of $5,003,341, or 46.9%, primarily due to inclusion of the Lighthouse division since its acquisition on October 4, 2021. Excluding the effect of the Lighthouse acquisition, assembly production revenue increased approximately $801,000 in fiscal year 2021 compared to fiscal year 2020, optical component revenue increased approximately $731,000 while engineering revenue decreased approximately $404,000, and optical component revenues were virtually unchanged during the same period. The increases in assembly production revenue were driven primarily by a large reorder from a large medical device company for a spinal surgery application, while the increases in optical components were largely driven by a large order from a large defense/aerospace customer. Decreases in the engineering revenue year over year are primarily due to timing of certain programs while the pipeline for these revenue sources remains strong.

Our largest customer during the fiscal year ended June 30, 2022 accounted for 9.4% of our revenue and represented manufacturing assembly revenues for a medical diagnostic system. We generated revenues from 377 unique customers during the year ended June 30, 2022, and no single customer accounted for 10% or more of our revenue for the fiscal years ended June 30, 2022, or 2021.

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020 and the domestic and international impact of policy decisions being made in major countries around the world has had, and could continue to have, an adverse impact on our sources of supply, current and future orders from our customers, collection of amounts owed to us from our customers, our internal operating procedures, and our overall financial condition. Given the uncertainty surrounding the continuation of economic impacts both domestically and abroad, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on our up-coming quarterly fiscal operating results.

Gross profit for fiscal year ended June 30, 2022 of $4,928,187, reflected an increase of $1,494,602, or 43.5%, as compared to gross profit for fiscal year 2021 of $3,433,585, and was principally the result of inclusion of the Lighthouse division since its acquisition in October 2021. Gross profit, as a percentage of revenues for fiscal year 2022, was 31.4% as compared to gross profit, as a percentage of revenues for fiscal year 2021, of 32.2%. Gross profit and gross profit percentage for any given fiscal period depend on a number of factors, including overall sales volume, facility utilization, product sales mix, the nature and costs of engineering services, design challenges and changes, production start-up costs, customer-imposed project changes or delays, and the effects of COVID-19 pandemic policy decisions on various economies and our suppliers and customers, as well as the effects on production efficiencies due to the augmented policies we have incorporated into our operations as a result of the COVID-19 pandemic.

Our decrease in gross margin from 32.2% to 31.4% during the fiscal year ended June 30, 2022 compared to 2021 was primarily the result of a gross margin decrease in one engineering project due to cost over-runs, lower than target margins on manufacturing programs at our Lighthouse division due to slower than expected transfer of projects from engineering to production and a lower realized margin on a large volume recurring component product produced for a catalog reselling customer. The remainder of our production, engineering and component revenues resulted in margins within our targeted range with reasonably expected fluctuations.

Research and development expenses were $666,479 for fiscal year 2022 as compared to $624,253 for fiscal year 2021. The increase of $42,226, or 6.8%, in fiscal year 2022 compared to fiscal year 2021 is considered to be a customary change resulting from the normal course of business and reflects a similar level of engineering related development projects in fiscal year 2022 compared to 2021. We believe research and development activities enhance our technology platform of capabilities and our overall competitiveness in providing unique optical and illumination solutions for medical device endoscopes.

Selling, general and administrative expenses were $5,613,473 for the fiscal year ended June 30, 2022, compared to $3,714,915 for the same period in the prior year, an increase of $1,898,558, or 51.1%. The increase in selling, general and administrative expenses in the year ended June 30, 2022 was primarily due to inclusion of the Lighthouse division since its acquisition in October 2021, plus increased stock based compensation and marketing related expenses as well as additions to our administrative team due to the growth of the overall organization.

The income tax provisions in fiscal years 2022 and 2021 represent the minimum statutory state income tax liability.

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Results of Operations for the Three and Nine Months Ended March 31, 2023 and 2022

Our total revenues for the quarter ended March 31, 2023, were $5,048,065, as compared to $4,651,352 for the same period in the prior year, an increase of $396,713, or 8.5%, primarily due to an increase in component revenue to a large defense contractor. Other fluctuations in revenue categories were considered customary during the quarter ended March 31, 2023 when compared to the same quarter of the prior fiscal year.

Our total revenues for the nine months ended March 31, 2023 were $16,020,327, as compared to $10,884,737 for the same period in the prior year, an increase of $5,135,590, or 47.2% due in part to the inclusion of the Lighthouse division since its acquisition on October 4, 2021, increases in component sales in the El Paso and Gardner locations, an increase in engineering revenues, and one-time technology rights revenue in the quarter ended December 31, 2022.

Our two largest customers accounted for 13.0% and 8.4% of our revenue during the quarter ended March 31, 2023, and 8.0% and 13.1%, respectively, of our revenue during the nine months ended March 31, 2023. One of our two largest customers is a defense/aerospace company and the other is a medical device company. We generated revenues from 318 unique customers during the nine months ended March 31, 2023, and no other customer represented over 10% of our revenue during the three and nine months ended March 31, 2023.

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020 and the domestic and international impact of policy decisions being made in major countries around the world has had, and could continue to have, an adverse impact on our sources of supply, current and future orders from our customers, collection of amounts owed to us from our customers, our internal operating procedures, and our overall financial condition.

Gross profit for the quarter ended March 31, 2023 was $1,736,098, compared to $1,728,209 for the same period in the prior year, an increase of $7,889. Gross profit for the quarter ended March 31, 2023 as a percentage of our revenues was 34.4%, a decrease from the gross profit percentage of 37.2% for the same period in the prior year. Gross profit for the nine months ended March 31, 2023 was $5,975,011 as compared to $3,486,823 for the same period in the prior year, an increase of $2,488,188 or 71.4%. Gross profit for the nine months ended March 31, 2023 as a percentage of our revenues was 37.3%, an increase from the gross profit percentage of 32.0% for the same period in the prior year. Quarterly gross profit and gross profit percentage depend on a number of factors, including overall sales volume, facility utilization, product sales mix, the costs of engineering services, and production start-up costs and challenges in connection with new products, the effects of COVID-19 pandemic policy decisions on various economies and our suppliers and customers, as well as the effects on production efficiencies due to the augmented policies we have incorporated into our operations as a result of the COVID-19 pandemic.

Our gross profit on individual engineering projects is dependent on a number of factors and is expected to fluctuate from quarter to quarter based on the number of new engineering projects, the nature and status of engineering projects, unanticipated cost over-runs, design challenges and changes, start-up production activities, or other customer-imposed project changes or delays. Our increase in gross profit dollars during nine months ended March 31, 2023 compared to the same periods in the previous years was primarily due to inclusion of the Lighthouse division since its acquisition on October 4, 2021, Other fluctuations in gross profit dollars and margins in the quarter and nine months ended March 31, 2023 when compared to the same periods of the prior fiscal year are considered customary considering the factors impacting variability as previously described.

Research and development expenses were $206,375 for the quarter ended March 31, 2023, compared to $214,898 for the same period in the prior year, a decrease of $8,523, or 4.0%. Research and development expenses were $660,518 for the nine months ended March 31, 2023, compared to $433,248 for the same period in the prior year, an increase of $227,270, or 52.5%. In-house research and development and certain internal functions not directly related to customer engagements are classified as research and development expenses with the majority of our engineering, research and development activities being consumed in revenue generating engagements with our customers for the development of their products. During the nine months ended March 31, 2023 compared to the same periods of the prior year we had an increase in personnel, and an increase in research and development costs incurred in the development of internal research and development efforts and projects.

Selling, general and administrative expenses were $2,022,991 for the quarter ended March 31, 2023, compared to $1,574,432 for the same period in the prior year, an increase of $448,559, or 28.4%. Selling, general and administrative expenses were $5,338,498 for the nine months ended March 31, 2023, compared to $3,974,824 for the same period in the prior year, an increase of $1,363,674, or 34.3%. The increase in selling, general and administrative expense in the three months ended March 31, 2023 compared to the same period of the prior fiscal year was primarily the result of increased compensation due to expanded headcount, incentive bonuses and sales commissions resulting from increased revenues, increased sales conference and show costs, and increased stock based compensation. The increase in selling, general and administrative expenses in the nine months ended March 31, 2023 compared to the same periods of the prior fiscal year was primarily due to inclusion of the Lighthouse division since its acquisition in October, 2021, plus increased compensation due to expanded headcount, incentive bonuses and sales commissions resulting from increased revenues, and increased sales conference and show costs.

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Liquidity and Capital Resources

We have sustained recurring net losses from operations for several years. During the quarter ended and nine months ended March 31, 2023 we incurred operating losses of $493,268 and $24,005, respectively. During the years ended June 30, 2022 and 2021 we incurred operating losses of $1,513,890 and $905,583, respectively. At March 31, 2023, cash was $612,095, accounts receivables were $4,389,907 and current liabilities were $6,494,885, including $1,387,806 of customer advances received for future order deliveries.

Although our revenue and gross margin have increased, our operating expenses have also increased, and we continue to experience pricing pressure from our customers and challenges in engineering projects and production orders that can result in cost over-runs and depressed gross margins. We also experience added uncertainty related to our vendors ability to supply materials and our customers future order levels as a result of the economic impact the COVID-19 world-wide pandemic and related jurisdictional policies and regulations and lingering supply-chain issues. Consequently, critical to our ability to maintain our financial condition is achieving and maintaining a level of quarterly revenues that generate break even or better financial performance as well as timely collection of accounts receivable from our customers. We believe profitable operating results can be achieved through a combination of revenue levels, realized gross profits and controlling operating expense increases, all of which are subject to periodic fluctuations resulting from sales mix and the stage of completion of varying engineering service projects as they progress towards and into production level revenues.

We have traditionally funded working capital needs through product sales, management of working capital components of our business, cash received from public and private offerings of our common stock, warrants to purchase shares of our common stock or convertible notes, manufacturing equipment leases, and by customer advances paid against purchase orders by our customers and recorded in the current liabilities section of the accompanying financial statements. We have incurred year to year and quarter to quarter operating losses during our efforts to develop current products including MicroprecisionTM optical elements, micro medical camera assemblies and 3D endoscopes. Our management believes that the opportunities represented by these technical capabilities and related products have the potential to generate sales increases to achieve breakeven and profitable results.

In connection with our October 2021 acquisition of Lighthouse Imaging, we entered into a $2,600,000 bank term loan, and sold shares of our common stock for gross proceeds of $1,500,000. We also secured a $250,000 bank line of credit from the same bank in October 2021 for working capital needs, which was increased to $500,000 in May 2022. There were no borrowings outstanding on the line of credit at March 31, 2023.

Capital equipment expenditures and additional patent costs during the nine months ended March 31, 2023 were $52,411. Future capital equipment and patent expenditures will be dependent upon future sales and success of on-going research and development efforts.

Contractual cash commitments for the fiscal periods subsequent to March 31, 2023, are summarized as follows:

	Fiscal 2023	Thereafter	Total
Financing lease for equipment, including interest	$12,155	$120,564	$132,719
Minimum operating lease payments	$45,389	$377,904	$423,293

We have contractual cash commitments related to open purchase orders as of March 31, 2023 of approximately $2,923,320.

Material Trends and Uncertainties

We currently have no material trends or uncertainties that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Identification of Directors

Set forth below is certain information with respect to the individuals who are our directors as of June 30, 2023.

Name	Age	Position(s) or Office(s) Held
Peter V. Anania	67	Director
Joseph N. Forkey	55	Chief Executive Officer, President, Treasurer and Director
Andrew J. Miclot	66	Director
Richard B. Miles	79	Director
Peter H. Woodward	49	Chairman of the Board of Directors

Board Composition. Our Board of Directors currently consists of five directors. Each director serves a one-year term and until his or her successor has been duly elected and qualified. All five directors were last elected on April 8, 2022. The Board of Directors has scheduled the date of the 2023 annual meeting of shareholders for November 17, 2023.

For purposes of filling Board vacancies that arise for any reason (including vacancies resulting from an increase in the size of the Board), the Board’s independent directors, acting by majority vote, recommend director nominees to the full Board and, following approval from a majority of the full Board, the directors nominees are recommended to the stockholders for election.

Standing Committees

The Board of Directors has the responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee management of our Company and, in so doing, serve the best interests of our Company and our stockholders.

The Audit Committee of the Board of Directors was established by the Board in July 2022 and is currently composed of Messrs. Woodward (Chair), Miclot and Miles. The Audit Committee acts on behalf of the Board and its primary function is to oversee the financial reporting and disclosure process. The Audit Committee has adopted a charter, which is available on the Company’s website.

The Board of Directors has made a determination that Peter H. Woodward, Chairman of the Board and Chair of the Audit Committee, qualifies as an audit committee financial expert and meets the criteria set forth in Item 407(d)(5) of Regulation S-K. Mr. Woodward is an “independent director” as independence is currently defined in Rule 5605(d)(2) of the Nasdaq Stock Markets listing standards and SEC Rule 10A-3. Mr. Woodward has an understanding of generally accepted accounting principles and financial statements and has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, and has an understanding of internal controls over financial reporting as well as audit committee functions.

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The Compensation Committee of the Board of Directors was established by the Board in July 2022 and is currently composed of Messrs. Woodward and Miclot (Chair). The Compensation Committee acts on behalf of the Board and its primary function is to oversee executive compensation. The Compensation Committee has adopted a charter, which is available on the Company’s website.

The Board of Directors has made a determination that each of Messrs. Woodward and Miclot is an “independent director” as independence is currently defined in Rule 5605(d)(2) of the Nasdaq Stock Markets listing standards and SEC Rule 10A-3.

Biographies and Qualifications of Our Directors. The biographies of our directors and certain information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as a director of our Company are as follows:

Peter V. Anania

On October 6, 2021, our Board appointed Mr. Peter V. Anania as a class II director for a three-year term or until his successor is duly elected or qualified. Peter V. Anania is President of Anania & Associates which he founded in 1987, and Anania & Associates Investment Company LLC, a private investment firm focused on privately held, Maine-based businesses which he founded in January 2008. Since November 2000, he serves as President and on the Board of Microwave Techniques LLC, Elmet Technologies, LLC and since December 2018 he serves on the board and audit committee of Alaris Holdings Ltd. He has served in operating and board positions of numerous private companies in which he has invested and performed management consulting services to non-portfolio companies. Mr. Anania served on the Windham Town Council from 2011 to 2014, board of the Windham Economic Development Corporation, Maine Heritage Policy Center (Chairman); is a current Corporator for Bangor Savings Bank; an Emeritus Board member of the Maine International Trade Center participating in trade missions to Korea, the United Kingdom, Brazil, Argentina, Taiwan, Singapore, Germany, the Netherlands and Mexico; and serves as a charter member of Maine's District Export Council helping small businesses expand their export sales. He previously served on the board of the USM Alumni Association, the Family Crisis Center, the United Way Allocation Committee and Raye’s Mustard Mill in Eastport. Mr. Anania has a B.A. from the University of Maine in marketing and management and an MBA from the University of Southern Maine.

Dr. Joseph N. Forkey

Dr. Joseph N. Forkey has served as our Chief Executive Officer, President and Treasurer since February 8, 2011. Dr. Forkey has been a member of our Board of Directors since 2006. He served as our Chairman of our Board of Directors from February 2011 to July 2014. He served as our Executive Vice President and Chief Scientific Officer from April 2006 to February 2011, and held the position of our Chief Scientist from September 2003 to April 2006. Since joining us, he has been involved in general technical and management activities of our Company, as well as investigations of opportunities that leverage our newly developed technologies. Dr. Forkey holds B.A. degrees in Mathematics and Physics from Cornell University, and a Ph.D. in Mechanical and Aerospace Engineering from Princeton University. Prior to joining us, Dr. Forkey spent seven years at the University of Pennsylvania Medical School as a postdoctoral fellow and research staff member. Dr. Forkey is a valuable member of our Board due to his depth of scientific, operating, strategic, transactional, and senior management experience in our industry. Additionally, Dr. Forkey has held positions of increasing responsibility at our Company and holds an intimate knowledge of our Company due to his longevity in the industry and with us.

Andrew J. Miclot

Mr. Miclot was appointed to our Board on March 2, 2016. Mr. Miclot has more than 35 years of leadership experience with medical device suppliers and brings substantial global industry knowledge to our Company. From September 2020 to May 2021, Mr. Miclot was President of Electromedical Products International, Inc., a medical device company treating anxiety, insomnia, depression and pain. Mr. Miclot was the President and Vice Chairman and Director of WishBone Medical, Inc., a pediatric orthopedic company dedicated to the unmet needs of children suffering from orthopedic challenges from October 2017 to January 2019. He has been on the Indiana University Alumni Association Advisory Board since October 2016. From October 2015 to January 2018, Mr. Miclot served as President, CEO and Director of Micro Machine Co., a supplier of medical products for the orthopedic and spinal industries. Prior to joining Micro Machine Co., from May 2013 to September 2014, Mr. Miclot was Executive Vice President of MicroTechnologies, Inc., a medical device supplier. Mr. Miclot was General Manager and Senior Vice President of ArthroCare Corporation from June 2009 to March 2013. From January 2008 to March 2009, Mr. Miclot was President, CEO and Director of Ascension Orthopedics, Inc. He was Vice President of Marketing for the orthopedic global business unit at Orthofix, Inc. from April 2007 to January 2008, and from March 1994 to April 2007, he served as Senior Vice President with Symmetry Medical Inc., a medical device supplier and was also the Investor Relations Officer, after the NYSE IPO in December 2004 until April 2007. Mr. Miclot has a BA degree in Speech and Hearing and a MA degree in Audiology from Indiana University and an MBA from the Lake Forest Graduate School of Management, earned in 1991.

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Richard B. Miles

Professor Richard B. Miles was appointed to our Board of Directors in November 2005. He received his Ph.D. degree in Electrical Engineering from Stanford University in 1972 with a thesis on nonlinear optics. He was a member of the Mechanical and Aerospace Engineering faculty at Princeton University from 1972 until 2013, at which time he retired from his Princeton academic appointment and became Professor Emeritus and Senior Scholar. From 1980 to 1996 he served as Chairman of Engineering Physics at Princeton. In 2017 he joined Texas A&M University and was appointed TEES Eminent Professor of Aerospace Engineering. In 2019 he was named Distinguished University Professor and is currently the holder of the O’Donnell Foundation Chair V. He is a member of the National Academy of Engineering and a Fellow of the National Academy of Inventors. He serves on the Board of Directors of the Hertz Foundation and the Board of Trustees of Pacific University, Oregon and is a Fellow of the Optical Society of America (OSA) and the American Institute Aeronautics and Astronautics (AIAA). In 1997 he founded Plasma TEC, Inc, and currently serves as its CEO. Professor Miles is a valuable member of our Board due to his depth of scientific experience and familiarity with the field of our technologies, insight into the academic community, and familiarity with the latest developments and innovations in science and technology.

Peter H. Woodward

Mr. Woodward was appointed to our Board effective July 9, 2014 and as chairman of the Board in connection with the sale and purchase agreement we entered into in July 2014. Mr. Woodward is the founder of MHW Capital Management, LLC, or MHW, a position he has held since September 2005. MHW specializes in large equity investments in public companies implementing operating strategies to significantly improve their profitability. From 1996 to 2005, Mr. Woodward was the Managing Director for Regan Fund Management, LLC. He served as the President and Chief Executive Officer and Director of Cartesian, Inc. from June 2015 to July 2018, and currently serves as Chairman of the Board and Chairman of the Audit Committee for TSS, Inc., and as the CEO of Innovative Power, LLC. Mr. Woodward holds a BA in economics from Colgate University and a Masters of International Affairs with a concentration in international economics and finance from Columbia University. He is also a Chartered Financial Analyst.

Identification of Executive Officers

Set forth below is certain information with respect to the individuals who are our executive officers as of June 30, 2023.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	55	Chief Executive Officer, President, Treasurer and Director
Wayne M. Coll	59	Chief Financial Officer and Secretary
Mahesh Lawande	50	Chief Operating Officer

Biographies and Qualifications of Our Executive Officers. The biographies of our executive officers and certain information regarding each officer’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as an executive officer of our Company are as follows:

Dr. Joseph N. Forkey

For Dr. Forkey’s full biography, please refer to the section entitled “Biographies and Qualifications of Our Directors.”

Wayne M. Coll

Mr. Coll was elected as Chief Financial Officer and Secretary effective June 12, 2023. Mr. Coll has over 30 years of senior financial executive experience, primarily with medical device-based businesses. He formerly served as Chief Financial Officer for Flowonix Medical Incorporated (2021-2023), Micron Products, Inc. (2019-2021), Keystone Dental, Inc. (2018-2019), and Modern Dental Laboratory USA, LLC (2013-2018). Mr. Coll received a B.S. in Business Administration and Accounting from the University of Lowell, and an M.B.A. from the University of Massachusetts Lowell.

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Mahesh Lawande

Mr. Lawande was elected as Chief Operating Officer on April 24, 2023. Mr. Lawande has senior operations and engineering experience primarily with medical technology-based businesses. He formerly served as Senior Director of Supply Chain Operations in North America for Draeger Medical Systems, Inc. (2017-2019), Director of Operations for Analogic Corporation (2021-2022), and Vice President – Manufacturing and Operations for Third Pole Therapeutics (2022-2023). Mr. Lawande received a B.E. in Electronics and Communications from Goa University, India, and an M.B.A. in Corporate Entrepreneurship and Strategy from F.W. Olin Graduate School of Business at Babson College.

Other Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers, during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Executive Compensation

The following table sets forth all compensation for our fiscal years ended June 30, 2023 and 2022 awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officer and our most highly compensated employee, all of which are referred to herein as the “Named Executive Officers.” In April and June 2023, the Company hired two other executive officers, neither of whom received compensation exceeding $100,000 during the latest fiscal year and neither of whom are included in the following table.

Summary Executive Compensation Table for the Fiscal Years Ended June 30, 2023 and 2022

Name and Principal Position	Year June 30,	Salary ($)	Bonus ($)		Option Awards ($) (1)		Total ($)
Dr. Joseph N. Forkey	2023	240,385	0		0	(2)	240,385
Director, Chief Executive Officer, President and Treasurer	2022	250,000	0		0		250,000
Daniel S. Habhegger (3)	2023	132,421	0		0	(4)	132,421
Chief Financial Officer, Secretary	2022	193,630	20,000	(5)	0		213,630
Jeffrey L. DiRubio	2023	203,148	0	(6)	0		203,148
Senior Vice President Sales and Marketing	2022	168,002	29,316	(7)	150,082	(8)	347,400

(1)	Represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2022 set forth in this Annual Report on Form 10-K. These amounts do not represent the actual amounts paid to or realized by the executives during the fiscal years presented.

(2)	We granted Dr. Forkey a performance stock option to purchase up to 16,667 shares of our common stock at an exercise price of $5.85 per share, the closing price of our common stock on November 1, 2022. The options vest on a formula basis, subject to satisfaction of stated EBITDA targets and stated management objectives. At the time of filing of this Form S-1, the value of these options cannot be computed.

(3)	Mr. Habhegger resigned as an employee and officer effective February 14, 2023.

(4)	We granted Mr. Habhegger a performance stock option to purchase up to 16,667 shares of our common stock at an exercise price of $5.85 per share, the closing price of our common stock on November 1, 2022. The options vest on a formula basis, subject to satisfaction of stated EBITDA targets and stated management objectives. Due to Mr. Habhegger’s departure, the performance targets were not met and the options had no value.

(5)	Represents the fair value of performance bonus award paid in the form of common stock.

(6)	Mr. DiRubio is entitled to receive a performance bonus based on FY 2023 sales, however, at the time of filing of this Form S-1, such bonus cannot be computed.

(7)	Represents performance bonus awards for the respective fiscal year.

(8)	We granted Mr. DiRubio a stock option to purchase up to 33,333 shares of our common stock at an exercise price of $6.27 per share, the closing price of our common stock on February 7, 2022. These options vest in three pro rata increments on February 7, 2023, 2024, and 2025.

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Employment Contracts

Agreement with Dr. Forkey

On July 27, 2018, our Board of Directors approved a new compensation agreement with our Chief Executive Officer, Dr, Joseph Forkey, effective August 2, 2018. Pursuant to the agreement, we agreed to pay Dr. Forkey a base salary of $200,000 per year beginning retroactively on July 1, 2018. Effective October 1, 2019, our Board of Directors approved an increase of Dr. Forkey’s base salary to $250,000 per year.

Agreement with Mr. Habhegger

Effective December 1, 2019, we entered into an employment agreement with Daniel S. Habhegger to serve as our Chief Financial Officer. Mr. Habhegger resigned as Chief Financial Officer effective January 6, 2023. At the date of his resignation, his salary was $200,000 per annum.

Agreement with Mr. DiRubio

As of February 7, 2022, we entered into an Employment Agreement with Mr. DiRubio to serve as Senior Vice President of Sales and Marketing of Precision Optics Corporation. The agreement covers a period of one year from January 1, 2022, subject to automatic annual renewals unless earlier terminated or unless either party gives at least 30 days’ notice of nonrenewal. Mr. DiRubio will receive base salary of $190,000 per year, plus formulaic cash bonuses based on specified financial results versus budget. For the period January 1 through June 30, 2022, Mr. DiRubio earned a revenue-based bonus of $22,670 and gross margin-based bonus of $6,594. For the fiscal year ending June 30, 2023, his maximum aggregate cash bonus would be $125,000, subject to meeting or exceeding targeted financial result targets for the year. Under his Agreement, Mr. DiRubio also received a one-time stock option award for the purchase of up to 33,333 shares of Company common stock at an exercise price of $6.27 per share, to vest in pro rata increments on February 7, 2023, 2024 and 2025. If Mr. DiRubio is terminated without cause by the Company during the first year of the agreement, he shall receive a lump-sum $47,500 cash severance payment and all unexercised stock options shall vest immediately and be exercisable for the remainder of their term. If Mr. DiRubio is terminated without cause subsequent to the first year of the Agreement, he shall receive a lump-sum cash severance payment equal to one-fourth his then current annual salary (not including bonus). The agreement also provides that during the term of his employment and for twelve months thereafter, Mr. DiRubio agrees not to compete with the Company, solicit employees, vendors or customers for purposes that do not directly benefit the Company or to interfere in any way with the Company’s relationship with any vendors or customers.

Agreement with Mr. Coll

As of June 12, 2023, we entered into an Employment Agreement with Wayne M. Coll to serve as our Chief Financial Officer and Secretary, pursuant to which we agreed to pay Mr. Coll a base salary of $300,000 per year. We also granted Mr. Coll a stock option to purchase up to 50,000 shares of common stock at $6.94 per share, with annual vesting in three equal increments beginning June 12, 2024.

Agreement with Mr. Lawande

As of April 24, 2023, we entered into an Employment Agreement with Mahesh Lawande to serve as our Chief Operating Officer, pursuant to which we agreed to pay Mr. Lawande a base salary of $275,000 per year. We also granted Mr. Lawande a stock option to purchase up to 60,000 shares of common stock at $6.40 per share, with annual vesting in three equal increments beginning April 24, 2024.

Apart from the agreements described above, we have no other employment contracts in place with any Named Executive Officer or any compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with us and our subsidiaries, or as a result of a change-in-control of our Company or a change in the Named Executive Officers’ responsibilities following a change-in-control.

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Outstanding Equity Awards at Fiscal Year-End Table for the Fiscal Year Ended June 30, 2023

The following table shows grants of options outstanding on June 30, 2023, the last day of our most recent fiscal year, to each of the Named Executive Officers included in the Summary Executive Compensation Table.

Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable	Option exercise price ($)	Option expiration date
Dr. Joseph N. Forkey	116,666	0	2.19	08/02/2028
	50,000	0	5.04	06/04/2031
	0	16,667	5.86	11/01/2032

Daniel S. Habhegger	33,333	0	4.26	09/09/2029
	26,666	0	5.04	06/04/2031

Jeffrey DiRubio	8,333	0	5.04	06/04/2031
	33,333	33,333	6.27	02/07/2032

Profit Sharing and 401(k) Plan

We have a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing contributions were made to the plan in fiscal years 2023 and 2022. No employer matching contributions were made to the plan in fiscal years 2023 and 2022.

Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our directors but does not include the compensation of Dr. Joseph N. Forkey, our Chief Executive Officer, President, and Treasurer, as his compensation is reflected in the Summary Executive Compensation Table. During the fiscal year ended June 30, 2023, our Board of Directors determined that Dr. Joseph N. Forkey was an employee director and, therefore, would not earn any incremental fees related to service on our Board.

Director Compensation Table for the Fiscal Year Ended June 30, 2023

Name	Fees earned or paid in cash ($)(1)		Option awards ($)(3)	Total ($)
Andrew J. Miclot	5,000		101,551	106,551
Dr. Richard B. Miles	5,000		101,551	106,551
Peter V. Anania	5,000		101,551	106,551
Peter H. Woodward	40,000	(2)	153,327	192,327

(1)	Under our director compensation plan, each non-management, non-Chairman board member shall receive $5,000 annually paid in quarterly amounts of $1,250. We also reimburse our directors for travel expenses.

(2)	Mr. Woodward serves as our Chairman. In March 2019 the Company’s board of directors approved the payment of $10,000 per quarter to Mr. Woodward for the performance of services as Chairman.

(3)	On November 16, 2022, options to purchase up to 6,666 shares of common stock were granted to Mr. Miclot, Dr. Miles, and Mr. Anania, and up to 10,000 shares to Mr. Woodward, at an exercise price of $6.26 per share. On January 16, 2023, options to purchase up to 13,334 shares of common stock were granted to Mr. Miclot, Dr. Miles, and Mr. Anania, and up to 20,000 shares to Mr. Woodward, at an exercise price of $6.26 per share. All such options were exercisable at the date of grant and by their terms will expire on the tenth anniversary of the grant date.

As of June 30, 2023, the following outstanding stock options were held by each of our directors: Andrew J. Miclot – 59,998, Dr. Richard B. Miles – 60,998, Peter V. Anania – 26,666, Peter H. Woodward – 90,000.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding our common stock owned as of July 19, 2023 by the following persons: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors who beneficially owns our common stock, (iii) each of our Named Executive Officers who beneficially own our common stock and (iv) all executive officers and directors, as a group, who beneficially own our common stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after July 19, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or group.

Stockholders Known by Us to Own Over 5% of Our Common Stock

	Amount of beneficial ownership (1)			Percent of
Name and Address of Beneficial Owner	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (2)
Dolphin Offshore Partners LP (3) 4828 First Coast Highway, STE 5 Fernandina, FL 32034	561,712	0	561,712	9.27%

Sandra F., Norman H. and Brian L. Pessin (4) 400 E.51st Street PH 31 New York, NY 10022	896,728	0	896,728	14.79%

Hershey Strategic Capital, LP (5) 888 7th Ave., 17th Floor New York, New York 10019	328,826	0	328,826	5.43%

MHW Partners, L.P. (6) 150 East 52nd Street, 30th Fl. New York, New York 10022	224,671	90,000	314,671	5.12%

______________________

(1)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power. For the purposes of this table, we have not assumed the limitations on exercise set forth in certain options, which limit the number of shares of common stock that the holder, together with all other shares of common stock beneficially owned by such person, does not exceed 4.999% of the total outstanding shares of common stock.

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(2)	As of July 19, 2023, there were 6,066,518 issued shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3)	We relied, in part, on the Schedule 13D/A filed jointly by Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas on March 20, 2023 for this information.

Dolphin Offshore Partners, L.P., a Delaware limited partnership, is an investment manager. Dolphin Mgmt. Services, Inc., a Delaware corporation, is the managing general partner of Dolphin Offshore Partners, L.P. Peter E. Salas is the President, sole shareholder and controlling person of Dolphin Mgmt. Services, Inc. Peter Salas is a U.S. citizen.

Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to beneficially own an aggregate of 561,712 shares of common stock. Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to have shared power to vote or direct the vote, and dispose or direct the disposition, of all such shares of common stock.

(4)	We relied, in part, on a Schedule 13D/A filed jointly with the SEC on November 2, 2022 by Sandra F. Pessin, Brian L. Pessin and Norman H. Pessin. Mr. Norman H. Pessin and Mrs. Sandra F. Pessin are married and considered to beneficially hold each other’s shares. Ms. Pessin owns 477,362 shares, Mr. Norman Pessin owns 38,133 shares and Mr. Brian Pessin owns 381,233 shares for a combined beneficial ownership of 896,728 shares. Norman and Sandra Pessin are the parents of Brian Pessin.

(5)

We relied, in part, on the Schedule 13D/A jointly filed by Hershey Strategic Capital, LP, Hershey Management I, LLC and Hershey Strategic Capital GP, LLC on October 10, 2017 for this information.Hershey Management I, LLC, a Delaware limited liability company, is the investment advisor of Hershey Strategic Capital, LP, a Delaware limited partnership. Hershey Strategic Capital GP, LLC, a Delaware limited liability company, is the general partner of Hershey Strategic Capital, LP. Adam Hershey is the sole managing member of both Hershey Management I, LLC and Hershey Strategic Capital GP, LLC. As the investment advisor, Hershey Management I, LLC has the voting and dispositive power with respect to all of the shares of common stock owned by Hershey Strategic Capital, LP. On July 9, 2014, Richard E. Forkey resigned as a director and Hershey Strategic Capital, LP designated Peter H. Woodward and Dr. Kenneth S. Schwartz to our Board of Directors and such designees were so appointed.

Pursuant to the securities purchase agreement among us and several investors dated July 1, 2014, Hershey Strategic Capital, LP is entitled to designate two members of our Board of Directors, one of whom will be Chairman. If either of the directors designated by Hershey Strategic Capital, LP resigns from the Board of Directors before the third anniversary of the closing date of the transaction reflected in the purchase agreement, Hershey Strategic Capital, LP has the right to appoint an additional member of our Board of Directors, provided that funds and accounts managed Hershey Strategic Capital, LP at such time own more than one-half the number of shares purchased by Hershey Strategic Capital, LP in the transaction.

Hershey Strategic Capital, LP beneficially owns 328,826 shares of common stock. Hershey Strategic Capital, LP is managed by Adam Hershey, and in such capacity, Mr. Hershey holds the power to vote and direct the disposition of all shares of common stock owned by Hershey Strategic Capital, LP. Hershey Management I disclaims beneficial ownership in the shares.

(6)

We relied, in part, on a Form 4 filed with the SEC on January 18, 2023 by Peter H. Woodward, a Form 4 filed with the SEC on December 1, 2016 by Mr. Woodward, and on a Schedule 13D/A jointly filed with the SEC on November 3, 2015 by MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC for this information.

MHW Partners, L.P. is a Delaware limited partnership. MHW Capital, LLC is a Delaware limited liability company. MHW Capital Management, LLC is a Delaware limited liability company. MHW Capital, LLC is the general partner of MHW Partners, L.P. Mr. Woodward is the principal of MHW Capital Management, LLC and MHW Capital, LLC and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC and Mr. Woodward share the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. Mr. Woodward is a citizen of the United States and our current Chairman of our Board of Directors.

MHW Partners, L.P. beneficially owns 224,671 shares of common stock, and 90,000 shares that may be acquired upon the exercise of outstanding stock options held by Mr. Woodward, all of which have vested.

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Officers and Directors

		Amount of beneficial ownership (2)			Percent of
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (3)
Dr. Joseph N. Forkey (4)	Chief Executive Officer, President, Treasurer and Director	120,847	183,333	304,180	4.9%

Peter H. Woodward (5)	Chairman of the Board of Directors	224,671	90,000	314,671	5.11%

Dr. Richard B. Miles (6)	Director	5,037	60,998	66,035	1.1%

Andrew J. Miclot (7)	Director	0	59,998	59,998	1.0

Peter V. Anania (8)	Director	210,598	26,666	237,264	3.9%

Wayne M. Coll (9)	Chief Financial Officer, Secretary	0	50,000	50,000	*

Mahesh Lawande (10)	Chief Operating Officer	0	60,000	60,000	*

All directors and executive officers as a group		561,153	530,995	1,092,148	16.55%

* Percentage of shares beneficially owned does not exceed one percent of issued and outstanding shares of stock.

_______________________

(1)	Unless otherwise stated, the address of each beneficial owners listed on the table is c/o Precision Optics Corporation, Inc., 22 East Broadway, Gardner, MA 01440.

(2)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power.

(3)	As of July 11, 2023, there were 6,066,518 shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(4)	Dr. Forkey is a member of our Board of Directors and serves as our Chief Executive Officer, President and Treasurer. Dr. Forkey’s beneficial ownership consists of (a) 120,847 shares of common stock, and (b) 183,333 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(5)	Mr. Peter Woodward is the Chairman of our Board of Directors. Mr. Woodward’s beneficial ownership consists of (a) 224,671 shares of common stock held through MHW Partners, L.P., and (b) 90,000 shares of common stock which may be acquired upon the exercise of outstanding stock options.

35

(6)	Dr. Miles is a member of our Board of Directors. Dr. Miles’ beneficial ownership consists of (a) 5,037 shares of common stock, and (b) 60,998 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(7)	Mr. Miclot is a member of our Board of Directors. Mr. Miclot’s beneficial ownership consists of 59,998 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(8)	Mr. Anania is a member of our Board of Directors. Mr. Anania’s beneficial ownership consists of (a) 201,647 shares of common stock held directly, (b) 8,950 shares of common stock held by his wife, and (c) 26,666 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(9)	Mr. Coll is our Chief Financial Officer and Secretary effective June 12, 2023. Mr. Coll’s beneficial ownership consists of 50,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(10)

Mr. Lawande is our Chief Operating Officer effective April 24, 2023. Mr. Lawande’s beneficial ownership consists of 60,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Since the end of our fiscal year ended June 30, 2022, we had the following related party transactions:

(a) As partial consideration for the October 2021 acquisition of Lighthouse Imaging, and as part of an Asset Purchase Agreement dated as of October 4, 2021, we agreed to pay up to $1,500,000 in two annual installments of up to $750,000, each contingent upon the Lighthouse Imaging division achieving stated levels of gross margin for the given twelve month earn-out period. As of June 30, 2022, the first annual earn-out liability of $750,000 for the period ending September 30, 2022 was written off to other income due to the Company’s determination that the Lighthouse Imaging division would not achieve the minimum gross margin requirement for that first earn-out installment. On March 28, 2023, the Company and holders of rights to participate in the remaining earn-out installment entered into an amendment (i) reducing the stated gross margin target and threshold for the second earn-out period (the twelve months ending September 1, 2023) but also (ii) reducing the maximum earn-out payment for such second period, to $600,000. Under the amendment, the participating holders also confirmed the accuracy of prior calculations under the Asset Purchase Agreement and confirmed the absence of any prior disputes relating to the first annual earn-out payment.

(b) Christopher J. DiRubio, the adult son of our Senior Vice President of Sales and Marketing, Jeffrey L. DiRubio, purchased 3,333 shares of our stock in the Private Placement discussed herein.

(c) The equity owners of H2C 2020 LLC include the adult daughter and son-in-law of our Senior Vice President of Sales and Marketing, Jeffrey L. DiRubio. H2C 2020 LLC purchased 3,334 shares of our stock in the Private Placement discussed herein.

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LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Verrill Dana, LLP, One Portland Square, Portland, ME 04101.

EXPERTS

The June 30, 2022 and 2021 financial statements included in this prospectus have been audited by Stowe & Degon LLC, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Stowe & Degon LLC, has no direct or indirect interest in us, nor were they a promoter or underwriter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents subsequently filed by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the Securities and Exchange Commission but not deemed “filed.”

The documents incorporated by reference into this prospectus are also available on our website at www.poci.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Precision Optics Corporation

Attention: Chief Financial Officer
22 East Broadway

Gardner, MA 01440

(978) 630-1800

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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FINANCIAL STATEMENTS

F-1

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	June 30,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$612,095	$605,749
Accounts receivable, net of allowance for doubtful accounts of $74,593 at March 31, 2023 and $44,135 at June 30, 2022	4,389,907	2,663,872
Inventories	2,959,732	3,079,938
Prepaid expenses	307,663	213,448
Total current assets	8,269,397	6,563,007

Fixed Assets:
Machinery and equipment	3,225,483	3,215,412
Leasehold improvements	794,894	786,112
Furniture and fixtures	233,547	219,999
Total fixed assets	4,253,924	4,221,523
Less—Accumulated depreciation and amortization	3,809,303	3,651,843
Net fixed assets	444,621	569,680

Operating lease right-to-use asset	399,007	517,725
Patents, net	249,408	229,398
Goodwill	8,824,210	8,824,210

TOTAL ASSETS	$18,186,643	$16,704,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of financing lease obligation	$42,397	$40,705
Current maturities of long-term debt	371,429	367,714
Current portion of acquisition earn out liabilities	571,838	166,667
Accounts payable	2,649,248	2,239,175
Contract liabilities	1,387,806	905,113
Accrued compensation and other	1,305,678	716,702
Operating lease liability	166,316	150,565
Total current liabilities	6,494,712	4,586,641

Financing lease obligation, net of current portion	79,701	111,691
Long-term debt, net of current maturities and debt issuance costs	1,681,642	1,961,141
Acquisition earn out liability, net of current portion	–	705,892
Operating lease liability, net of current portion	232,691	367,160

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 5,640,995 shares at March 31, 2023 and 5,638,302 June 30, 2022	56,410	56,383
Additional paid-in capital	57,784,369	57,009,506
Accumulated deficit	(48,142,882)	(48,094,394)
Total stockholders’ equity	9,697,897	8,971,495

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,186,643	$16,704,020

The accompanying notes are an integral part of these consolidated interim financial statements.

F-2

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

MARCH 31, 2023 AND 2022

(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Revenues	$5,048,065	$4,651,352	$16,020,327	$10,884,737

Cost of goods sold	3,311,967	2,923,143	10,045,316	7,397,914
Gross profit	1,736,098	1,728,209	5,975,011	3,486,823

Research and development expenses, net	206,375	214,898	660,518	433,248
Selling, general and administrative expenses	2,022,991	1,574,432	5,338,498	3,974,824
Business acquisition expenses	–	–	–	172,174
Total operating expenses	2,229,366	1,789,330	5,999,016	4,580,246

Operating income (loss)	(493,268)	(61,121)	(24,005)	(1,093,423)

Other income (expense)
Interest expense	(48,124)	(52,778)	(167,443)	(104,290)
Gain on revaluation of contingent earn-out liability	142,960	–	142,960	–

Net income (loss)	$(398,432)	$(113,899)	$(48,488)	$(1,197,713)

Income (loss) per share:
Basic and fully diluted	$(0.07)	$(0.02)	$(0.01)	$(0.23)

Weighted average common shares outstanding:
Basic and fully diluted	5,640,473	5,600,953	5,639,015	5,181,896

The accompanying notes are an integral part of these consolidated interim financial statements.

F-3

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED

march 31, 2023 AND 2022

(UNAUDITED)

		Nine Month Period Ended March 31, 2023
	Number of Shares	Common Stock	Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Equity
Balance, July 1, 2022	5,638,302	$56,383	$57,009,506	$–	$(48,094,394)	$8,971,495
Stock-based compensation	–	–	74,990	–	–	74,990
Net loss	–	–	–	–	(158,724)	(158,724)
Balance, September 30, 2022	5,638,302	56,383	57,084,496	–	(48,253,118)	8,887,761
Stock-based compensation	–	–	244,786	–	–	244,786
Net Income	–	–	–	–	508,668	508,668
Balance, December 31, 2022	5,638,302	56,383	57,329,282	–	(47,744,450)	9,641,215
Stock-based compensation	–	–	450,014	–	–	450,014
Proceeds from exercise of stock option	2,000	20	5,080	–	–	5,100
Exercise of stock options net of 307 shares withheld	693	7	(7)	–	–	–
Net loss	–	–	–	–	(398,432)	(398,432)
Balance, March 31, 2023	5,640,995	$56,410	$57,784,369	$–	$(48,142,882)	$9,697,897

		Nine Month Period Ended March 31, 2022
	Number of Shares	Common Stock	Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Equity
Balance, July 1, 2021	4,427,432	$44,274	$50,552,831	$–	$(47,165,978)	$3,431,127
Stock-based compensation	–	–	160,071	–	–	160,071
Proceeds from private placement of common stock subscribed, net of estimated issuance costs of $10,000	–	–	(10,000)	1,030,000	–	1,020,000
Net loss	–	–	–	–	(576,801)	(576,801)
Balance, September 30, 2021	4,427,432	44,274	50,702,902	1,030,000	(47,742,779)	4,034,397
Stock-based compensation	–	–	330,451	–	–	330,451
Proceeds from private placement of common stock	312,500	3,125	1,496,875	(1,030,000)	–	470,000
Issuance of common stock in business acquisition	833,333	8,333	4,816,667	–	–	4,825,000
Proceeds from exercise of stock option	5,000	50	16,600	–	–	16,650
Exercise of stock options net of 478 shares withheld	875	9	(9)	–	–	–
Issuance of common stock for employee services	3,031	30	19,970	–	–	20,000
Net loss	–	–	–	–	(507,013)	(507,013)
Balance, December 31, 2021	5,582,171	55,821	57,383,456	–	(48,249,792)	9,189,485
Correction of error in valuation of stock issued in business acquisition	–	–	(825,000)	–	–	(825,000)
Stock-based compensation	–	–	231,115	–	–	231,115
Proceeds from exercise of stock options	14,400	144	46,496	–	–	46,640
Exercise of stock options net of 32,018 shares withheld	32,648	327	(327)	–	–	–
Net loss	–	–	–	–	(113,899)	(113,899)
Balance, March 31, 2022	5,629,219	$56,292	$56,835,740	$–	$(48,363,691)	$8,528,341

The accompanying notes are an integral part of these consolidated interim financial statements.

F-4

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED

mARCH 31, 2023 AND 2022

(UNAUDITED)

	Nine Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(48,488)	$(1,197,713)
Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities -
Gain on revaluation of contingent earn-out liability	(142,960)	–
Depreciation and amortization	157,460	173,887
Stock-based compensation expense	769,790	741,637
Non-cash interest expense	8,906	–
Changes in Operating Assets and Liabilities, net of effects of business acquisition -
Accounts receivable, net	(1,726,035)	(791,959)
Inventories, net	120,206	(623,817)
Due from related party	–	84,210
Prepaid expenses	(94,215)	(85,791)
Accounts payable	410,073	1,118,149
Customer advances	482,693	(258,487)
Accrued compensation and other	588,976	(40,083)
Net Cash Provided By (Used In) Operating Activities	526,406	(879,967)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additional patent costs	(20,010)	(23,098)
Purchases of fixed assets	(32,401)	(59,562)
Acquisition of business	–	(421,729)
Net Cash Used In Investing Activities	(52,411)	(504,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of financing lease obligation	(30,298)	(28,546)
Payments of long-term debt	(275,784)	(154,453)
Payment of debt issuance costs	–	(26,000)
Payment of acquisition earn-out liability	(166,667)	–
Gross proceeds from private placement of common stock	–	1,500,000
Gross proceeds from exercise of stock options	5,100	63,290
Net Cash (Used In) Provided By Financing Activities	(467,649)	1,354,291

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,346	(30,065)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	605,749	861,650

CASH AND CASH EQUIVALENTS, END OF PERIOD	$612,095	$831,585

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Offering costs included in accrued compensation and other	$–	$10,000
Issuance of common stock for services	$–	$–
Acquisition of business financed with long-term debt	$–	$2,600,000

The accompanying notes are an integral part of these consolidated interim financial statements.

F-5

PRECISION OPTICS CORPORATION, INC.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Operations

The accompanying consolidated financial statements include the accounts of Precision Optics Corporation, Inc. and its wholly-owned subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared by the Company, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the third quarter and nine months of the Company’s fiscal year 2023. These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with footnotes contained in the Company’s consolidated financial statements for the year ended June 30, 2022, together with the Report of Independent Registered Public Accounting Firm filed under cover of the Company’s 2022 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 27, 2022.

Reclassifications

Certain reclassifications have been made to conform the prior period consolidated financial statements to the current period.

Reverse Stock Split

In February 2022, the Company’s Board of Directors authorized a reverse split of the Company’s outstanding shares of common stock within a stated range of 1:1.5 to 1:3, which was subsequently approved by stockholders holding more than a majority of the outstanding shares of Common Stock at the Company’s Annual Meeting on April 8, 2022. The Company effected the reverse stock split on a one-for-three basis on November 1, 2022 as reported by the Company on Form 8-K filed with the Securities and Exchange Commission on November 2, 2022.

As a result of the reverse stock split, every three shares of issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, without any change in the par value per share or the number of the Company’s authorized shares. The reverse stock split reduced the number of shares of common stock outstanding from 16,915,089 on November 1, 2022 to approximately 5,638,302 shares, after reduction for the elimination of fractional shares.

Unless otherwise noted, all prior year share amounts and per share calculations throughout these financial statements have been restated to reflect the impact of this 1:3 reverse stock split and to provide data on a comparable basis. Such restatements include calculations regarding the Company’s weighted-average shares, and earnings per share, as well as disclosures regarding the Company’s stock-based compensation plans.

F-6

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options. For the three and nine months ended March 31, 2023 and 2022, the effect of such securities was antidilutive and not included in the fully diluted calculation because of the net loss generated during those periods.

The following is the calculation of income (loss) per share for the three and nine months ended March 31, 2023 and 2022:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net Income (Loss) - Basic and Diluted	$(398,432)	$(113,899)	$(48,488)	$(1,197,713)

Weighted Average Shares Outstanding
Basic and Fully Diluted	5,640,473	5,600,953	5,639,015	5,181,896

Income (Loss) Per Share
Basic and Fully Diluted	$(0.07)	$(0.02)	$(0.01)	$(0.23)

The number of shares issuable upon the exercise of outstanding stock options that were excluded from the computation as their effect was antidilutive was 1,058,630 for the three and nine months ended March 31, 2023, respectively, and 939,166 for the three and nine months ended March 31, 2022.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment. Based on this evaluation, a full valuation reserve has been provided for the deferred tax assets.

F-7

Goodwill and Patents

Long-lived assets such as goodwill and patents are capitalized when acquired and reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Impairment of the carrying value of long-lived assets such as goodwill and patents would be indicated if the best estimate of future undiscounted cash flows expected to be generated by the asset grouping is less than its carrying value. If an impairment is indicated, any loss is measured as the difference between estimated fair value and carrying value and is recognized in operating income or loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No such impairments of goodwill or patents have been estimated by management as of March 31, 2023.

2.	REVISION OF THE FIRST AND SECOND QUARTER FISCAL YEAR 2023 UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

During the third quarter of fiscal year 2023, the Company identified errors in the accrual of certain costs for the fiscal quarters ended September 30, 2022 and December 31, 2022, which resulted in an understatement of accounts payable and costs of goods sold for those two quarters. The corrections of these errors impacted the unaudited condensed consolidated financial statements for the first and second quarters of fiscal year 2023. The Company assessed the applicable guidance issued by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB) and concluded these misstatements were not material, individually or in the aggregate, to its unaudited condensed consolidated financial statements for the aforementioned interim periods. However, because of the significance of these items, and to facilitate comparisons among periods, the Company decided to revise the previously issued first and second quarter unaudited condensed consolidated financial information by increasing accounts payable and cost of goods sold by $85,213 and $125,752 in the quarters ended September 30, 2022 and December 31, 2022, respectively. These quarterly and year to date financial statements will be revised in subsequent filings with the Securities and Exchange Commission that include such statements, including when the first and second quarter Form 10-Q’s are filed for fiscal year 2024.

Accumulated deficit at January 1, 2023 in the accompanying statement of stockholders’ equity for the quarter ended March 31, 2023 was made larger by $210,965 due to the effects of the increased expense accruals for the first and second quarters of fiscal year 2023.

The following are selected line items from the financial statements illustrating the effect of the error corrections for the quarters ended September 30, 2022 and December 31, 2022:

	Quarter Ended September 30, 2022
	As Previously Reported	Adjustment(1)	As Revised
Revenues	$5,085,301	$–	$5,085,301
Cost of goods sold	3,360,647	85,213	3,445,860
Gross Profit	1,724,654	(85,213)	1,639,441
Operating loss	(16,589)	(85,213)	(101,802)
Net loss	(73,511)	(85,213)	(158,724)
Net loss per share, basic and fully diluted	(0.01)	(0.02)	(0.03)

F-8

	Quarter Ended December 31, 2022
	As Previously Reported	Adjustment(1)	As Revised
Revenues	$5,886,961	$–	$5,886,961
Cost of goods sold	3,161,737	125,752	3,287,489
Gross Profit	2,725,224	(125,752)	2,599,472
Operating income	696,817	(125,752)	571,065
Net income	634,420	(125,752)	508,668
Net income per share, basic	0.11	(0.02)	0.09
Net income per share, fully diluted	0.11	(0.02)	0.09

(1)	The errors in each of the two fiscal quarters resulted from the omission of invoices from a small identifiable group of outside contractors used for certain services relating to research and development activities. In addition to the above adjustments, trade accounts payable will be increased in future filings by $85,213 and $210,965 as of September 30, 2022 and December 31, 2022, respectively.

3.	BUSINESS ACQUISITION

On October 4, 2021, the Company acquired substantially all of the assets of Lighthouse Imaging, LLC, of Windham, Maine, a medical optics and digital imaging business operating as a designer and manufacturer of advanced optical imaging systems and accessories with a strong expertise in electrical engineering and development of end-to-end medical visualization devices. The actual results of operations of the Lighthouse division are included in the accompanying consolidated financial statements as of, and for the three and nine months ended, March 31, 2023, and for the six months ended March 31, 2022.

The purchase price for Lighthouse Imaging included $1,500,000 as potential earn-out consideration over the subsequent two year period, contingent on the Lighthouse division meeting specified annual gross profit targets. The Lighthouse division did not meet the target for the first $750,000 portion of the earn-out, and the contingent liability associated with that portion was reversed and recognized as other income in the fiscal quarter ended June 30, 2022.

The second $750,000 portion of the earn-out contingent liability was renegotiated in March 2023 and adjusted to $600,000 in return for modifications to the target level of gross profit for the second earnout period. The $150,000 reduction in the contingent earn-out liability was recognized as other income in the fiscal quarter ended March 31, 2023. The second portion of the contingent earn-out liability of $600,000 will be paid if the adjusted target level of gross profit is earned by the Lighthouse division for the period from October 1, 2022 through September 30, 2023.

Consolidated unaudited actual and pro forma results of operations for the Company are presented below assuming that the acquisition of the Lighthouse division had occurred on July 1, 2021. Pro forma operating results include net adjustments resulting from the acquisition transaction during the three months ended September 30, 2021.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
	(Actual)	(Actual)	(Actual)	(Pro Forma)
Revenues	$5,048,065	$4,651,352	$16,020,327	$12,329,074
Net loss	(398,432)	(113,899)	(48,488)	(1,140,418)
Net loss per share:
Basic and fully diluted	$(0.07)	$(0.02)	$(0.01)	$(0.20)

Pro forma financial information is not necessarily indicative of the Company’s actual results of operations if the acquisition had been completed at the date indicated, nor is it necessarily an indication of future operating results. Amounts do not include any operating efficiencies or cost saving that the Company believes may be achievable.

F-9

4.	INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following:

	March 31, 2023	June 30, 2022
Raw Materials	$1,402,292	$1,414,996
Work-In-Progress	393,078	518,251
Finished Goods	1,164,362	1,146,691
Total Inventories	$2,959,732	$3,079,938

5.	BANK FINANCING ACTIVITIES

Bank Line of Credit

On October 4, 2021, the Company entered into a Loan Agreement with Main Street Bank of Marlborough, Massachusetts, which provided for a $2,600,000 Term Loan and a $250,000 Revolving Line of Credit Loan Facility, which was increased to $500,000 effective May 17, 2022. The $500,000 line of credit is due on demand and had no borrowings outstanding at March 31, 2023. Borrowings under the line of credit bear interest payable monthly at the prime lending rate plus 1.5% per annum, or 9.50% as of March 31, 2023, and shall not be less than 4.75% per annum. Borrowings under the line of credit are limited to the borrowing base comprised of a percentage of eligible accounts receivable and inventory and are secured by all the assets of the Company.

Long-Term Debt

Long-term debt consists of the following at March 31, 2023:

Amount
Term Loan Note payable to Main Street Bank with monthly principal payments of $30,952 plus interest at the rate of 7.00% as of March 31, 2023 is secured by all assets of the Company, and subject to certain periodic reporting to the bank, an annual minimum EBITDA plus stock based compensation to debt service coverage ratio of 1.20:1 commencing with the fiscal year ending June 30, 2023, and other conditions. The Term Loan Note matures on October 15, 2028.	$2,073,808

Less current maturities	(371,429)
Less debt issuance costs, net of accumulated amortization of $2,789	(20,737)
Long-term debt, net of current portion of debt issuance costs	$1,681,642

At March 31, 2023 principal payments due on the Term Loan Note payable are as follows:

Fiscal Year Ending June 30:
2023	$92,856
2024	371,429
2025	371,429
2026	371,429
2027	371,429
Thereafter	495,236
Total long term debt	$2,073,808

F-10

6.	LEASE OBLIGATIONS

In March 2021 the Company entered into a five-year financing lease in the amount of $161,977 for manufacturing equipment. In January 2020, the Company entered into a five-year financing lease for $47,750 for manufacturing equipment. The net book value of fixed assets under financing lease obligations as of March 31, 2023 is $114,695.

On July 1, 2019 the Company entered into a three-year operating lease for its facility in El Paso, Texas, and in February 2022 the Company entered into an extension of the lease for an additional three years through June 2025. Remaining minimum lease payments at March 31, 2023 total $101,928. Total rent expense including base rent and common area expenses was $15,973 and $15,705 during the three months ended March 31, 2023 and 2022, respectively.

On October 4, 2021 the Company assumed the remaining term of the Windham, Maine lease as part of the Lighthouse acquisition. The lease expires on July 31, 2025. Remaining minimum lease payments at March 31, 2023 total $321,365. Total rent expense including base rent and common area expenses was $36,495 during the three months ended March 31, 2023.

Included in the accompanying balance sheet at March 31, 2023 is a right-of-use asset of $399,007 and current and long-term right-of-use operating lease liabilities of $166,316 and $232,691, respectively.

At March 31, 2023 future minimum lease payments under the financing lease and operating lease obligations are as follows:

Fiscal Year Ending June 30:	Financing Leases	Operating Lease
2023	$12,155	$45,389
2024	48,619	182,652
2025	43,917	183,775
2026	28,028	11,477
Total Minimum Payments	132,719	$423,293
Less: amount representing interest	10,621
Present value of minimum lease payments	122,098
Less: current portion	42,397
	$79,701

The Company’s operating leases for its Gardner, Massachusetts office, production and storage spaces plus an equipment lease have expired and are continuing on a month-to-month tenant at will basis. Rent expense on these operating leases was $150,862 and $152,078 for the nine months ended March 31, 2023 and 2022, respectively.

F-11

7.	STOCK-BASED COMPENSATION

Stock Options

The following table summarizes stock-based compensation expense for the three and nine months ended March 31, 2023 and 2022:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Cost of Goods Sold	$9,556	$34,712	$25,410	$91,542
Research and Development	41,140	70,237	122,198	164,036
Selling, General and Administrative	399,318	126,166	622,182	466,059
Stock Based Compensation Expense	$450,014	$231,115	$769,790	$721,637

No compensation has been capitalized because such amounts would have been immaterial.

The following tables summarize stock option activity for the nine months ended March 31, 2023:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding at June 30, 2022	904,626	$4.00	7.08 years
Exercised	(3,000)	2.55	–
Granted	179,003	6.03	–
Cancelled	(21,999)	5.84	–
Outstanding at March 31, 2023	1,058,630	$4.31	6.79 years

F-12

Information related to the stock options outstanding as of March 31, 2023 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$1.44	20,000	3.00	$1.44	20,000	$1.44
$1.50	26,666	3.22	$1.50	26,666	$1.50
$1.65	5,000	5.01	$1.65	5,000	$1.65
$2.10	33,333	5.35	$2.10	33,333	$2.10
$2.19	208,996	3.92	$2.19	208,996	$2.19
$2.70	12,000	1.19	$2.70	12,000	$2.70
$3.75	15,000	6.97	$3.75	15,000	$3.75
$3.90	146,325	6.20	$3.90	146,325	$3.90
$4.20	23,332	7.64	$4.20	23,332	$4.20
$4.26	33,333	6.45	$4.26	33,333	$4.26
$4.35	1,666	7.94	$4.35	1,666	$4.35
$4.50	23,332	6.69	$4.50	23,332	$4.50
$5.04	179,997	8.18	$5.04	179,997	$5.04
$5.43	10,000	8.51	$5.43	10,000	$5.43
$5.61	10,000	9.12	$5.61	–	$–
$5.85	58,336	8.76	$5.85	2,780	$5.85
$5.93	4,000	9.78	$5.93	4,000	$5.93
$6.00	29,997	7.97	$6.00	10,000	$6.00
$6.26	90,000	9.75	$6.26	90,000	$6.26
$6.27	80,653	8.86	$6.27	26,884	$6.27
$6.78	46,664	8.64	$6.78	35,554	$6.78
1.44–6.78	1,058,630	6.79	$4.31	908,198	$4.02

The aggregate intrinsic value of the Company’s in-the-money outstanding and exercisable options as of March 31, 2023 was $2,623,768 and $2,515,877, respectively.

8.	REVENUE RECOGNITION

Revenues are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Most of the Company’s products and services are marketed to medical device companies with over 93% of all revenues to customers in the United States. Products and services are primarily transferred to customers at a point in time based upon when services are performed or product is shipped. Other selling costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of its contracts. The Company extends terms of payment to its customers based on commercially reasonable terms for the markets of its customers, while also considering their credit quality. Shipping and handling costs charged to customers are included in revenue.

F-13

The Company disaggregates revenues by product and service types as it believes it best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors. Technology rights revenue represents amounts paid by customers for rights to use the Company’s intellectual property including product designs, patents, and know-how to manufacture and commercialize their products under specified contractual conditions. Revenues are comprised of the following for the three and nine months ended March 31, 2023 and 2022:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Engineering Design Services	$1,400,780	$1,532,414	$4,745,358	$3,659,667
Optical Components	2,609,983	1,927,963	7,842,804	4,873,294
Medical Device Products and Assemblies	1,037,302	1,190,975	2,832,165	2,351,776
Technology Rights	–	–	600,000	–
Total Revenues	$5,048,065	$4,651,352	$16,020,327	$10,884,737

Contract Assets and Liabilities

The nature of the Company’s products and services does not generally give rise to contract assets as it typically does not incur costs to fulfill a contract before a product or service is provided to a customer. The Company’s costs to obtain contracts are typically in the form of sales commissions paid to employees. The Company has elected to expense sales commissions associated with obtaining a contract as incurred as the amortization period is generally less than one year. These costs have been recorded in selling, general and administrative expenses. As of March 31, 2023, there were no contract assets recorded in the Company’s Consolidated Balance Sheets.

The Company’s contract liabilities arise from unearned revenue received from customers at inception of contracts or where the timing of billing for services precedes satisfaction of our performance obligations. The Company generally satisfies performance obligations within one year from the contract inception date.

Contract liabilities, which were recorded as customer advances in the Company’s Consolidated Balance Sheets, and unearned revenue are comprised of the following:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Contract Liabilities, Beginning of Period	$794,981	$1,137,470	$905,113	$450,084
Assumed in Business Acquisition	–	–	–	826,679
Unearned Revenue Received from Customers	1,020,669	774,316	1,917,775	1,388,700
Revenue Recognized	(427,844)	(893,511)	(1,435,082)	(1,647,188)
Contract Liabilities, End of Period	$1,387,806	$1,018,275	$1,387,806	$1,018,275

9.	COVID-19 PANDEMIC

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020 and the domestic and international impact of policy decisions being made in major countries around the world has had, and could continue to have, an adverse impact on the Company’s sources of supply, current and future orders from its customers, collection of amounts owed to the Company from its customers, its internal operating procedures, and the Company’s overall financial condition.

F-14

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Precision Optics Corporation, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Precision Optics Corporation, Inc. (the Company) as of June 30, 2022 and 2021, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two year period ended June 30, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two year period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition—Refer to Note A to the Consolidated Financial Statements

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised products to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products. The Company may enter into certain customer contracts that contain unique, customer-specific terms and conditions, variable consideration, as well as multiple performance obligations. For such contracts, significant interpretation may be required to determine the appropriate accounting, including the identification of performance obligations, the allocation of the transaction price to performance obligations in the arrangement, the timing of the transfer of control of promised goods for each of those performance obligations, estimates of variable consideration and agent versus principal consideration.

F-15

Our assessment of managements’ evaluation of the above referenced matters related to proper revenue recognition is significant to our audit because the amounts are material to the financial statements, the assessment process involves significant judgment, and the application of U.S. generally accepted accounting principles in this area is complex.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company’s revenue recognition for customer contracts included the following:

•	We evaluated the appropriateness of management’s revenue recognition policies.
•	We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the consolidated financial statements.
•	We selected a sample of revenue transactions and performed the following procedures:

o	Obtained and read source documents for each selection, including master agreements, purchase orders and other documents that evidenced the customer arrangement.
o	Tested management’s identification and treatment of the key contract terms, including performance obligations and variable consideration.
o	Assessed the terms in the customer agreement and evaluated the appropriateness of management's application of the Company’s accounting policies, along with their use of estimates, in the determination of revenue recognition conclusions.

Goodwill Impairment Assessment – Lighthouse Imaging Division

As described in Note 2 to the consolidated financial statements, the Company’s consolidated goodwill balance and goodwill balance for the Lighthouse Imaging Division was $8.8 million and $8.1 million, respectively, as of June 30, 2022. As disclosed, management conducts a goodwill impairment test whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. For reporting units evaluated using a quantitative assessment, the fair values are determined using an income approach. The income approach determines fair value based on discounted cash flow models derived from the reporting units’ long-term forecasts. An impairment loss would be recognized when the carrying amount of a reporting unit’s net assets exceeds the estimated fair value of the reporting unit. Estimates and assumptions are utilized in the valuations, including discounted projected cash flows, terminal value growth rates, revenue growth rates, earnings before interest, taxes, depreciation and amortization (EBITDA) margins, and discount rates.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the Lighthouse Imaging Division is a critical audit matter are (i) the high degree of auditor judgment and subjectivity in applying procedures relating to the goodwill impairment assessment due to the significant judgment by management when developing the fair value measurement of the reporting unit and (ii) significant audit effort was necessary to perform procedures and evaluate audit evidence related to the revenue growth rates and EBITDA margins assumptions utilized in the income approach.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing management’s process for developing the fair value estimate; (ii) evaluating the appropriateness of the valuation model used in management’s estimate; (iii) testing the completeness, accuracy, and relevance of underlying data used in the model; and (iv) evaluating the reasonableness of the revenue growth rates and EBITDA margins assumptions used by management. Evaluating management’s assumptions related to the revenue growth rates and EBITDA margins involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the reporting unit, and (ii) whether these assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Stowe & Degon LLC

We have served as the Company’s auditor since 2008

Westborough, Massachusetts

September 27, 2022

F-16

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets at June 30, 2022 and 2021

	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$605,749	$861,650
Accounts receivable, net of allowance for doubtful accounts of $44,135 at June 30, 2022 and $251,383 at June 30, 2021	2,663,872	1,878,755
Inventories	3,022,147	1,885,395
Prepaid expenses	213,448	150,635
Total current assets	6,505,216	4,776,435

Fixed Assets:
Machinery and equipment	3,215,412	3,084,511
Leasehold improvements	843,903	792,723
Furniture and fixtures	219,999	178,640
	4,279,314	4,055,874
Less—Accumulated depreciation and amortization	3,651,843	3,461,622
Net fixed assets	627,471	594,252

Operating lease right-to-use asset	517,725	61,247
Patents, net	229,398	141,702
Goodwill	8,824,210	687,664

TOTAL ASSETS	$16,704,020	$6,261,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of capital lease obligation	$40,705	$38,347
Current maturities of long-term debt	367,714	–
Current portion of acquisition earn out liability	166,667	166,667
Accounts payable	2,239,175	1,205,149
Customer advances	905,113	450,084
Accrued compensation and other	716,702	589,616
Operating lease liability	150,565	61,247
Total current liabilities	4,586,641	2,511,110

Capital lease obligation, net of current portion	111,691	152,397
Long-term debt, net of current maturities	1,961,141	–
Acquisition earn out liability, net of current portion	705,892	166,666
Operating lease liability, net of current portion	367,160	–

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 5,638,302 shares at June 30, 2022 and 4,427,432 shares at June 30, 2021	56,383	44,274
Additional paid-in capital	57,009,506	50,552,831
Accumulated deficit	(48,094,394)	(47,165,978)
Total stockholders’ equity	8,971,495	3,431,127

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,704,020	$6,261,300

The accompanying notes are an integral part of these consolidated financial statements.

F-17

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

for the Years Ended June 30, 2022 and 2021

	2022	2021

Revenues	$15,678,248	$10,674,907
Cost of goods sold	10,750,061	7,241,322

Gross profit	4,928,187	3,433,585

Research and development expenses, net	666,479	624,253
Selling, general and administrative expenses	5,613,473	3,714,915
Business acquisition expenses	162,125	–
Total operating expenses	6,442,077	4,339,168

Operating loss	(1,513,890)	(905,583)

Other income (expense)
Interest expense	(155,658)	(5,302)
Gain on forgiveness of bank note	–	808,962
Gain on revaluation of contingent earn-out liability	742,084	–

Loss before provision for income taxes	(927,464)	(101,923)

Provision for income taxes	952	912

Net loss	$(928,416)	$(102,835)

Loss per share:
Basic and fully diluted	$(0.18)	$(0.02)

Weighted average common shares outstanding:
Basic and fully diluted	5,295,720	4,427,117

The accompanying notes are an integral part of these consolidated financial statements.

F-18

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

for the Years Ended June 30, 2022 and 2021

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, June 30, 2020	4,397,203	$43,972	$49,790,932	$(47,063,143)	$2,771,761
Proceeds from exercise of stock options	24,000	240	28,031	–	28,271
Exercise of stock options net of 21,313 shares withheld	6,229	62	(62)	–	–
Stock-based compensation	–	–	733,930	–	733,930
Net loss	–	–	–	(102,835)	(102,835)
Balance, June 30, 2021	4,427,432	44,274	50,552,831	(47,165,978)	3,431,127

Issuance of common stock in private placement to raise capital	312,500	3,125	1,486,875	–	1,490,000
Issuance of common stock in business acquisition	833,333	8,333	3,991,667	–	4,000,000
Proceeds from exercise of stock option	19,400	194	63,096	–	63,290
Exercise of stock options net of 109,682 shares withheld	42,606	426	(426)	–	–
Issuance of common stock for employee services	3,031	30	19,970	–	20,000
Stock-based compensation	–	–	895,494	–	895,494
Net loss	–	–	–	(928,416)	(928,416)
Balance, June 30, 2022	5,638,302	$56,383	$57,009,506	$(48,094,394)	$8,971,495

The accompanying notes are an integral part of these consolidated financial statements.

F-19

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2022 and 2021

	2022	2021
Cash Flows from Operating Activities:
Net loss	$(928,416)	$(102,835)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities-
Gain on revaluation of contingent earn-out liability	(742,084)	–
Depreciation and amortization	190,221	146,799
Stock-based compensation expense	915,494	733,930
Non-cash interest expense	55,017	–
Gain on forgiveness of bank note	–	(808,962)
Changes in operating assets and liabilities, net of effects of business acquisition-
Accounts receivable, net	(108,140)	(397,318)
Due from related party	84,210
Inventories	(680,744)	311,849
Prepaid expenses	19,312	(16,928)
Accounts payable	819,284	139,144
Customer advances	(371,650)	33,025
Accrued compensation and other	(185,875)	7,846
Net cash (used in) provided by operating activities	(933,371)	46,550

Cash Flows from Investing Activities:
Acquisition of businesses	(255,062)	–
Additional patent costs	(39,543)	(46,473)
Purchases of property and equipment	(113,197)	(75,924)
Net cash used in investing activities	(407,802)	(122,397)

Cash Flows from Financing Activities:
Payment of capital lease obligations	(38,349)	(58,804)
Payments of long-term debt	(247,002)	–
Payment of debt issuance costs	(26,000)	–
Payment of acquisition earn-out liability	(166,667)	(166,667)
Gross proceeds from private placements of common stock	1,500,000	–
Gross proceeds from exercise of stock options	63,290	28,271
Net cash provided by (used in) financing activities	1,085,272	(197,200)

Net decrease in cash and cash equivalents	(255,901)	(273,047)
Cash and cash equivalents, beginning of year	861,650	1,134,697

Cash and cash equivalents, end of year	$605,749	$861,650

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$912	$2,165

Supplemental disclosure of non-cash financing activities:
Issuance of common stock for services	$20,000	$–
Acquisition of business financed with long-term debt	$2,600,000	$–
Common stock issued in business acquisition	$4,000,000	$–
Acquisition of Manufacturing Equipment Under Capital Lease	$–	$161,976

The accompanying notes are an integral part of these consolidated financial statements.

F-20

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Nature of Business

Precision Optics Corporation, Inc. (the “Company”) designs, develops, manufactures and sells specialized optical and illumination systems and related components. The Company conducts business in one industry segment only and its customers are primarily domestic. The Company performs advanced optical and illumination system design, development, assembly and manufacturing services, and sources for resale specialized optical components for products that fall into two principal areas: (i) medical products for use by hospitals and physicians; and (ii) products used by defense contractors and industrial customers.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Reverse Stock Split

In February 2022, the Company’s Board of Directors authorized a reverse split of the Company’s outstanding shares of common stock within a stated range of 1:1.5 to 1:3, which was subsequently approved by stockholders holding more than a majority of the outstanding shares of Common Stock at the Company’s Annual Meeting on April 8, 2022. The Company effected the reverse stock split on a one-for-three basis on November 1, 2022 as reported by the Company on Form 8-K filed with the Securities and Exchange Commission on November 2, 2022.

As a result of the reverse stock split, every three shares of issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, without any change in the par value per share or the number of the Company’s authorized shares. The reverse stock split reduced the number of shares of common stock outstanding from 16,915,089 on November 1, 2022 to approximately 5,638,302 shares, after reduction for the elimination of fractional shares.

Unless otherwise noted, all prior year share amounts and per share calculations throughout these financial statements have been restated to reflect the impact of this 1:3 reverse stock split and to provide data on a comparable basis. Such restatements include calculations regarding the Company’s weighted-average shares, and earnings per share, as well as disclosures regarding the Company’s stock-based compensation plans.

(c)	Revenues

Revenues are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Most of the Company’s products and services are marketed to medical device companies with approximately 85% of sales to customers in the United States. Products and services are primarily transferred to customers at a point in time based upon when services are performed or product is shipped. Other selling costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of its contracts. The Company extends terms of payment to its customers based on commercially reasonable terms for the markets of its customers, while also considering their credit quality. Shipping and handling costs charged to customers are included in revenues.

The Company disaggregates revenues by product and service types as it believes it best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors. Revenues are comprised of the following for the fiscal years ended June 30, 2022 and 2021:

	2022	2021
Engineering Design Services	$5,371,483	$2,770,481
Optical Components	6,481,896	5,751,212
Medical Device Products and Assemblies	3,824,869	2,153,214
Total Revenues	$15,678,248	$10,674,907

Contract Assets and Liabilities

The nature of the Company’s products and services does not generally give rise to contract assets as it typically does not incur costs to fulfill a contract before a product or service is provided to a customer. The Company’s costs to obtain contracts are typically in the form of sales commissions paid to employees. The Company has elected to expense sales commissions associated with obtaining a contract as incurred as the amortization period is generally less than one year. These costs have been recorded in selling, general and administrative expenses. As of June 30, 2022, there were no contract assets recorded in the Company’s Consolidated Balance Sheets.

F-21

The Company’s contract liabilities arise as a result of unearned revenue received from customers at inception of contracts or where the timing of billing for services precedes satisfaction of performance obligations. The Company generally satisfies performance obligations within one year from the contract inception date.

Contract liabilities, which were recorded as customer advances in the Company’s Consolidated Balance Sheets, and unearned revenue are comprised of the following:

	Fiscal Year Ended June 30,
	2022	2021
Contract liabilities, beginning of period	$450,084	$417,059
Unearned revenue received from customers	3,780,215	1,322,005
Revenue recognized	(3,325,186)	(1,288,980)
Contract liabilities, end of period	$905,113	$450,084

(d)	Cash and Cash Equivalents

The Company includes in cash equivalents all highly liquid investments with original maturities of three months or less at the time of acquisition. Cash and cash equivalents of $605,749 and $861,650 at June 30, 2022 and 2021, respectively, consist primarily of cash at banks and money market funds. The Company maintains its cash and cash equivalents in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents.

(e)	Inventories

Inventories are stated at the lower of cost (first-in, first-out) and net realizable value and include material, labor and manufacturing overhead. The components of inventories at June 30, 2022 and 2021 are as follows:

	2022	2021
Raw material	$1,414,996	$626,255
Work-in-progress	460,460	453,117
Finished goods	1,146,691	806,023
Total Inventories	$3,022,147	$1,885,395

The Company provides for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

(f)	Fixed Assets

Fixed assets are recorded at cost. Maintenance and repair items are expensed as incurred. The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of fixed assets over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Machinery and equipment	2-7 years
Leasehold improvements	Shorter of lease term or estimated useful life
Furniture and fixtures	5 years
Vehicles	3 years

Depreciation and amortization expense was $245,238 and $146,799 for the years ended June 30, 2022 and 2021, respectively.

F-22

(g)	Significant Customers and Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its investments with highly rated financial institutions. The Company has not experienced any losses on these investments to date. At June 30, 2022, no individual customer accounted for more 10% of the Company’s total accounts receivable. At June 30, 2021, the Company’s largest customer account receivable balance was 16% of total accounts receivable, and no other account totaled more than 10% of the accounts receivable balance at June 30, 2021.

The allowance for doubtful accounts receivable was $44,135 at June 30, 2022, and $251,383 at June 30, 2021. $227,500 of the reserve at June 30, 2021, was established in fiscal year 2018 relating to one specific customer, which was written off as uncollectable in fiscal year 2022. Other than these doubtful accounts receivable, the Company has not experienced any material losses related to accounts receivable from individual customers. The Company generally does not require collateral or other security as a condition of sale, rather it relies on credit approval, balance limitation and monitoring procedures to control credit risk in trade account financial instruments. Management believes the allowance for doubtful accounts, which is established based upon review of specific account balances and historical experience, is adequate at June 30, 2022.

The Company had revenues from 377 unique customers during fiscal year 2022, and no single customer accounted for 10% or more of the Company’s revenue for the fiscal years ended June 30, 2022, or 2021.

(h)	Loss per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the year ended June 30, 2022 and 2021, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in those periods.

The following is the calculation of loss per share for the years ended June 30, 2022 and 2021:

	Year Ended June 30
	2022	2021
Net Loss– basic and diluted	$(928,416)	$(102,835)

Basic and diluted weighted average shares outstanding	5,295,720	4,427,117

Loss per share
Basic and fully diluted	$(0.18)	$(0.02)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 904,666 and 859,400 for the years ended June 30, 2022, and 2021, respectively.

(i)	Stock-Based Compensation

The measurement and recognition of compensation costs for all stock-based awards made to employees and the Board of Directors are based upon fair value over the requisite service period for awards expected to vest. The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option-pricing model. Stock-based compensation costs recognized for the years ended June 30, 2022, and 2021 amounted to $895,494 and $733,930, respectively.

F-23

(j)	Goodwill and Patents

Long-lived assets such as goodwill and patents are capitalized when acquired and reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Impairment of the carrying value of long-lived assets such as goodwill and patents would be indicated if the best estimate of future undiscounted cash flows expected to be generated by the asset grouping is less than its carrying value. If an impairment is indicated, any loss is measured as the difference between estimated fair value and carrying value and is recognized in operating income or loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No such impairments of goodwill or patents have been estimated by management during the years ended June 30, 2022 or 2021.

(k)	Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

(l)	Warranty Costs

The Company does not incur future performance obligations in the normal course of business other than providing a standard one-year warranty on materials and workmanship to its customers (except in certain unusual and infrequently occurring situations where extended warranty terms beyond one year are negotiated with the customer). The Company provides for estimated warranty costs at the time product revenue is recognized. Warranty costs have been included as a component of cost of goods sold in the accompanying consolidated statements of operations. The following tables summarize warranty reserve activity for the years ended June 30, 2022 and 2021:

	2022	2021
Balance at beginning of period	$25,000	$25,000
Provision for warranty claims	–	7,611
Warranty claims incurred	–	(7,611)
Balance at end of period	$25,000	$25,000

(m)	Research and Development

Research and development expenses are charged to operations as incurred. The Company groups development and prototype costs and related reimbursements in research and development. There were no reimbursements for research and development recorded in research and development for the years ended June 30, 2022, and 2021.

(n)	Comprehensive Income

Comprehensive income or loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss or income for the years ended June 30, 2022 and 2021 was equal to its net loss for the same periods.

(o)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

F-24

(p)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions about how to allocate resources and assess performance. The Company’s chief decision-maker is its Chief Executive Officer. To date, the Company has viewed its operations and manages its business as principally one segment. For all periods presented, over 88% of the Company’s sales have been to customers in the United States.

(q)	Use of Estimates

The preparation of financial statements in conformity with accounting standards generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	BUSINESS ACQUISITION

On October 4, 2021, the Company entered into an asset purchase agreement to acquire substantially all of the assets of Lighthouse Imaging, LLC, a medical optics and digital imaging business, as described in Forms 8-K and 8-K/A that the Company filed with the Securities and Exchange Commission on October 8, 2021 and December 20, 2021, respectively. The aggregate cash purchase price consisted of $2,855,063 in cash at closing, $1,500,000 as earn-out consideration over the subsequent two year period, and 2,500,000 unregistered shares of common stock issued to the seller at closing. The effective date of the acquisition was October 4, 2021, and the actual results of operations of the Lighthouse division since that date are included in the accompanying consolidated financial statements as of, and for the three and nine months ended, June 30, 2022.

The Company financed the cash portion of the acquisition by securing a $2,600,000 term loan from Main Street Bank on October 4, 2021, and by selling 937,500 shares of its common stock for $1,500,000 of gross proceeds in a private placement closed on October 1, 2021.

The earn-out consideration will be paid at a rate of $750,000 per annum from October 1, 2021 to September 30, 2023 if certain levels of gross profit are earned by the Lighthouse division.

(a)	Purchase Price Allocation and Goodwill

The allocation of purchase price is preliminary and subject to change based on future payments made for the earn-out contingent liability. Any unearned portions of the earn-out liability will be recognized in earnings. The acquired assets, contingent consideration and assumed liabilities at the effective date of acquisition include the following:

At Acquisition Effective Date October 4, 2021	Amount
Trade accounts receivable, net	676,977
Inventories	456,008
Other current assets	82,125
Fixed assets	110,243
Patents	48,153
Total Assets Acquired	1,373,506
Accounts payable	214,742
Customer advances	826,679
Accrued compensation and other	302,961
Total Liabilities Assumed	1,344,382
Net assets acquired	29,124
Goodwill	8,136,546
Total Purchase Price-Initial and Contingent Consideration	$8,165,670

F-25

(b)	Consolidated Pro Forma Results

Consolidated unaudited pro forma results of operations for the Company are presented below for the years ended June 30, 2022 and 2021 assuming that the acquisition of the Lighthouse division has occurred on July 1, 2020. Pro forma operating results include net adjustments resulting from the acquisition transaction and decreasing operating expenses by $253,914 and decreasing other income by $419,076, including $320,480 of SBA Payroll Protection Program note forgiveness by Lighthouse, during the fiscal year ended June 30, 2021. Pro forma revenues and net loss for the year ended June 30, 2022 include operating results of the Lighthouse during the three months ended September 30, 2022 before its acquisition and approximately $70,200 of pro forma operating expense adjustments relating to interest, depreciation, management fees, and grant reimbursements.

	Fiscal Year Ended June 30,
	2022	2021
	Pro-Forma	Pro-Forma
Revenues	$17,122,585	$15,626,745
Net (loss) income	$(871,121)	$94,617
Earnings (loss) per share
Basic	$(0.16)	$0.02
Fully diluted	$(0.16)	$0.02

Pro forma financial information is not necessarily indicative of the Company’s actual results of operations if the acquisition had been completed at the date indicated, nor is it necessarily an indication of future operating results. Amounts do not include any operating efficiencies or cost saving that the Company believes are achievable.

(3)	COMMITMENTS

(a)	Related Party Transactions

Transactions with Stockholders Known by the Company to Own 5% or More of the Company’s Common Stock

On October 4, 2021, the Company entered into agreements with accredited investors for the sale and purchase of 312,500 shares of our common stock, $0.01 par value, at a per unit price of $4.80 per share. We received $1,500,000 in gross proceeds from the offering.

The placement proceeds were used to partially fund the business acquisition of the Lighthouse division. In compliance with the registration rights agreement entered into with the investors, on January 31, 2022 the Company filed a registration statement for the shares with the Securities and Exchange Commission which became effective on February 11, 2022. Ms. Sandra Pessin acquired 156,250 shares in this placement for $750,000 or $4.80 per share, and at that time Ms. Pessin was an owner of more than 5% of the Company’s outstanding common stock.

Acquisition Earn Out Obligations

As partial consideration for the July 2019 acquisition of the Ross Optical division the Company agreed to pay $500,000 as an earn-out contingent upon the satisfaction of certain financial thresholds consisting of mutually agreed upon revenue and gross margin targets of the Ross Optical division over a term of three years, beginning on July 1, 2019, at a rate of up to $166,667 per year. As of June 30, 2022 the first and second year portions of $166,667 have been paid and the $166,667 remainder of the obligation is recorded as a short-term liability in the accompanying balance sheet at June 30, 2022.

As partial consideration for the October 2021 acquisition of the Lighthouse division the Company agreed to pay $1,500,000 as an earn-out at the rate of $750,000 per annum from October 1, 2021 contingent upon the Lighthouse division achieving certain levels of gross margin during the two year earn-out periods. As of June 30, 2022 the first annual earn-out liability of $750,000 for the period ending September 30, 2022 has been written off to other income due to the Company’s determination that the Lighthouse division will not achieve the minimum gross margin requirement for the first annual period ending September 30, 2022. The second $750,000 portion of the earn-out contingency remains in long-term liabilities in the accompanying balance sheet at June 30, 2022.

F-26

(b)	Bank Financing Activities

SBA PPP Loan Forgiveness

The Company executed an unsecured Promissory Note with a bank on May 6, 2020 and received $808,962 of loan proceeds pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). On March 30, 2021, the Small Business Administration forgave the Promissory Note held by the Company in full, including any accrued interest at that date. The forgiveness of the Promissory Note is recorded as other income in the accompanying Consolidated Statements of Operations for the fiscal year ended June 30, 2021.

Bank Line of Credit

On October 4, 2021, the Company entered into a Loan Agreement with Main Street Bank of Marlborough, Massachusetts, which provided for a $2,600,000 Term Loan and a $250,000 Revolving Line of Credit Loan Facility, which was increased to $500,000 effective May 17, 2022. The $500,000 line of credit is due on demand and had zero borrowings outstanding at June 30, 2022. Borrowings under the line of credit bear interest payable monthly at the prime lending rate plus 1.5% per annum and shall not be less than 4.75% per annum. Borrowings under the line of credit are limited to the borrowing base comprised of a percentage of accounts receivable and inventory and are secured by all the assets of the Company.

Long-Term Debt

Long-term debt consists of the following at June 30, 2022:

Amount
Term Loan Note payable to Main Street Bank with monthly principal payments of $30,952.38 plus interest at the prime lending rate plus 1.5% per annum. Secured by all assets of the Company, and subject to certain periodic reporting to the bank, an annual minimum debt service coverage ratio of 1.20:1 commencing with the fiscal year ending June 30, 2023, and other conditions. The Term Loan Note matures on October 15, 2028	$2,352,381

Less current maturities	(367,714)
Less debt issuance costs, net of accumulated amortization of $2,167	(23,526)
Long-term debt, net of current portion of debt issuance costs	$1,961,141

At June 30, 2022 principal payments due on the Term Loan Note payable are as follows:

Fiscal Year Ending June 30:
2023	$371,429
2024	371,429
2025	371,429
2026	371,429
2027	371,429
Thereafter	495,236
$2,352,381

(c)	Lease Obligation

In March 2021 the Company entered into a five-year capital lease in the amount of $161,977 for manufacturing equipment. In January 2020, the Company entered into a five-year capital lease for $47,750 for manufacturing equipment. The net book value of fixed assets under capital lease obligations as of June 30, 2022 is $146,154.

F-27

On July 1, 2019 the Company entered into a three-year operating lease for its facility in El Paso, Texas, and in February 2022 the Company entered into an extension of the lease for an additional three years through June 2025. Remaining minimum lease payments at June 30, 2022 total $134,799. Total rent expense including base rent and common area expenses was $62,822 and $62,717 during the fiscal years ended June 30, 2022 and 2021, respectively. On October 4, 2021 the Company assumed the remaining term of the Windham Maine lease as part of the Lighthouse acquisition. The lease expires on July 31, 2025. Remaining minimum lease payments at June 30, 2022 total $424,661. Total rent expense including base rent and common area expenses was $105,051 during the fiscal year ended June 30, 2022. Included in the accompanying balance sheet at June 30, 2022 is a right-of-use asset of $517,725 and current and long-term right-of-use operating lease liabilities of $150,565 and $367,160, respectively.

At June 30, 2022 future minimum lease payments under the capital lease and operating lease obligations are as follows:

Fiscal Year Ending June 30:	Capital Leases	Operating Lease
2023	$48,619	$181,556
2024	48,619	182,652
2025	43,919	183,775
2026	28,004	11,477
Total Minimum Payments	169,161	$559,460
Less: amount representing interest	16,765
Present value of minimum lease payments	152,396
Less: current portion	40,705
	$111,691

The Company’s operating leases for its Gardner, Massachusetts office, production and storage spaces plus an equipment have expired and are continuing on a month-to-month tenant at will basis. Rent expense on these operating leases was $203,355 and $172,903 for the fiscal years ended June 30, 2022 and 2021, respectively.

(4)	STOCKHOLDERS’ EQUITY

(a)	Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense for the years ended June 30:

	2022	2021
Cost of Goods Sold	$115,021	$113,659
Research and Development Expenses	218,847	171,447
Selling, General and Administrative Expenses	561,626	448,824
Stock Based Compensation Expense	$895,494	$733,930

As of June 30, 2022, the unrecognized compensation costs related to options vesting in the future is $534,653. No compensation has been capitalized because such amounts would have been immaterial. There was no net income tax benefit recognized related to such compensation for the years ended June 30, 2022, or 2021, as the Company is currently in a loss position. There were 204,833 stock options granted during the year ended June 30, 2022, and 210,000 stock options granted during the year ended June 30, 2021.

The Company uses the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for the stock awards. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock award; (2) the expected future stock volatility over the expected term; and (3) risk-free interest rate. The expected term represents the expected period of time the Company believes the options will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock and the risk-free interest rate is based on the U.S. Zero-Bond rate. The Company utilizes a forfeiture rate based on an analysis of the Company’s actual experience. The fair value of options at date of grant was estimated with the following assumptions for options granted in fiscal year 2022:

F-28

Year Ended
June 30, 2022
Assumptions:
Option life	5.3 years
Risk-free interest rate	3.0%
Weighted average stock volatility	100%
Dividend yield	0
Weighted average fair value of grants	$6.33

(b)        Common Stock Issued for Services

In December 2021, the Company issued 3,031 shares of its common stock to its Chief Financial Officer as compensation for services performed. The company recognized $20,000 of stock-based compensation expense during the three months ended December 31, 2021 relating to these common stock shares.

(c)        Stock Option Plans

The type of share-based payments currently utilized by the Company is stock options.

The Company has various stock option and other compensation plans for directors, officers and employees. The Company has the following stock option plans outstanding as of June 30, 2022: The Precision Optics Corporation, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the Precision Optics Corporation, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) and the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). Vesting periods under each of the Plans are at the discretion of the Board of Directors and typically average three years and in some instances are subject to future performance criteria. Options under these Plans are granted at fair market value on the date of grant and typically have an initial term of ten years from the date of grant, subject to certain cancellation provisions including employment termination. As of June 30, 2022, all shares of the Company’s common stock issuable pursuant to exercise of stock options granted pursuant to the three plans have been registered by filing of Registration Statements on Form S-8 with the Securities and Exchange Commission.

On April 8, 2022, the Shareholders approved the 2022 Plan which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. A maximum 333,333 shares of the Company’s common stock may be issued under the 2022 Plan. At June 30, 2022, there were no stock options outstanding and 333,333 shares of common stock were available for future grants under the 2022 Plan.

On May 10, 2021, the Board of Directors approved the 2021 Plan which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. A maximum 333,333 shares of the Company’s common stock may be issued under the 2021 Plan. At June 30, 2022, a total of 206,403 stock options are outstanding and 206,403 shares of common stock were available for future grants under the 2021 Plan.

The 2011 Plan provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of the Company’s common stock that may be awarded and issued under the Plan from 108,333 to 608,333, an increase of 500,000 shares. On May 1, 2019, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of our common stock that may be awarded and issued under the Plan from 608,333 to 941,666, an increase of 333,333 shares. At June 30, 2022, a total of 628,266 stock options are outstanding and no shares of common stock were available for future grants under the 2011 Plan.

F-29

The 2006 Plan provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. At June 30, 2022, a total of 14,899 stock options are outstanding, and no shares of common stock were available for future grants under the 2006 Plan.

The following tables summarize stock option activity for the years ended June 30, 2022 and 2021:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life

Outstanding at July 1, 2020	688,400	$2.85	6.59 years
Grants	210,000	$4.95
Exercised	(37,333)	$1.71
Cancellations	(1,666)	$3.90
Outstanding at June 30, 2021	859,400	$3.39	6.73 years
Grants	204,833	$5.22
Exercised	(98,566)	$3.15
Cancellations	(61,000)	$4.80
Outstanding at June 30, 2022	904,667	$3.99	7.08 years

Information related to the stock options outstanding as of June 30, 2022 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$1.44	20,000	3.75	$1.44	20,000	$1.44
$1.50	26,667	3.98	$1.50	26,667	$1.50
$1.65	5,000	5.76	$1.65	5,000	$1.65
$2.10	33,333	6.10	$2.10	33,333	$2.10
$2.19	210,000	4.67	$2.19	210,000	$2.19
$2.55	2,000	0.51	$2.55	2,000	$2.55
$2.70	12,000	1.94	$2.70	12,000	$2.70
$3.75	15,000	7.72	$3.75	10,000	$3.75
$3.90	147,000	6.95	$3.90	132,833	$3.90
$4.20	23,333	8.39	$4.20	23,333	$4.20
$4.26	33,333	7.20	$4.26	22,222	$4.26
$4.35	1,667	8.69	$4.35	556	$4.35
$4.50	23,333	7.44	$4.50	23,333	$4.50
$5.04	180,000	8.93	$5.04	180,000	$5.04
$5.61	10,000	9.87	$5.61	0	$5.61
$6.00	33,333	8.82	$6.00	3,333	$6.00
$6.27	82,000	9.61	$6.27	0	$6.27
$6.78	46,667	9.39	$6.78	30,000	$6.78
$1.44–6.78	904,667	7.08	$3.99	734,611	$3.99

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of June 30, 2022, was $1,844,170 and $1,779,345, respectively.

F-30

(d)	Sale of Stock in April 2020

On April 14, 2020, the Company entered into agreements with accredited investors for the sale and purchase of 66,666 unregistered shares of its common stock, $0.01 par value at a purchase price of $3.75 per share. The Company received $250,000 in gross proceeds from the offering. The Company is using the net proceeds from this placement for general working capital purposes.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before 120 calendar days after April 14, 2020, to register the resale by the investors of 66,666 shares of our common stock purchased in the placement. The registration statement was filed with the Securities and Exchange Commission on August 14, 2020, and became effective on November 4, 2020.

(e)	Sale of Stock in October 2021

On October 1, 2021, the Company entered into agreements with accredited investors for the sale and purchase of 312,500 unregistered shares of its common stock, $0.01 par value at a purchase price of $4.80 per share. The Company used the net proceeds from this placement to partially fund the October 4, 2021, acquisition of the operating assets of Lighthouse Imaging, LLC with an effective date of October 4, 2021.

In conjunction with the placement, the Company also entered into a registration rights agreement with the investors, whereby it is obligated to file a registration statement with the Securities and Exchange Commission on or before 120 calendar days after October 4, 2021 to register the resale by the investors of 312,500 shares of its common stock purchased in the placement. The registration statement was filed on January 31, 2022 and became effective on February 11, 2022.

(f)	Issuance of Common Stock in Business Acquisition

On October 4, 2021, the Company issued 833,333 unregistered shares of its common stock to the sellers of Lighthouse Imaging, LLC, valued on that date at $4.80 per share or $4,000,000, as shown in the accompanying statement of stockholders’ equity for the fiscal year ended June 30, 2022.

In conjunction with the issuance, the Company agreed to use reasonable efforts to effectuate within a reasonable period after the October 4, 2021 business acquisition date a registration statement with the Securities and Exchange Commission to register the resale by the sellers of 833,333 shares of its common stock issued in the business acquisition. The registration statement was filed on June 13, 2022 and became effective on July 14, 2022.

(5)	INCOME TAXES

The Company has identified its federal tax return and its state tax return in Massachusetts as “major” tax jurisdictions. The periods subject to examination for its federal and state income tax returns are the years ended in 2017 and thereafter. The Company believes its income tax filing positions and deductions will be sustained on audit and it does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

The provision for income taxes in the accompanying consolidated statements of operations consists of the state income tax liability of $952 and $912 for the years ended June 30, 2022, and 2021, respectively.

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the fiscal years ended June 30, 2022 and 2021 is as follows:

	2022	2021
Income tax expense (benefit) at federal statutory rate	(21.0)%	(21.0)%
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	(7.1)%	(145.8)%
Change in valuation allowance	22.6%	182.8%
Stock based compensation	26.9%	195.0%
Forgiveness of bank note	–	(214.9)%
Revaluation of contingent earn out liability	(21.8)%	–
Nondeductible items	0.3%	3.0%
Effective tax rate	(0.1)%	(0.9)%

F-31

The components of deferred tax assets and liabilities at June 30, 2022 and 2021 are approximately as follows:

	2022	2021
Deferred tax assets:
Net operating loss carry forwards	$2,640,000	$2,403,000
Tax credit carry forwards	164,000	186,000
Reserves and accruals not yet deducted for tax purposes	512,000	668,000
Total deferred tax assets	3,316,000	3,257,000
Valuation allowance	(3,316,000)	(3,257,000)
Net deferred tax asset	$–	$–

The Company has provided a valuation allowance to reduce the net deferred tax asset to an amount the Company believes is “more likely than not” to be realized.

At June 30, 2022, the Company had federal and state net operating loss carry forwards of approximately $10,961,000 and $4,750,000, respectively, which will, if not used, expire at various dates beginning in fiscal year 2023. In addition, the Company had net operating loss carry forwards from its Hong Kong operations of approximately $2,252,000, which carry forward indefinitely.

(6)	PROFIT SHARING PLAN

The Company has a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing or matching contributions were made to the plan in fiscal years 2022 and 2021.

F-32

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 420,000 SHARES OF COMMON STOCK

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the issuance and distribution of the securities registered under this prospectus are denoted below. Please note that all amounts are estimates other than the Commission’s registration fee.

Approximate SEC registration fee	$277.70
Transfer agent fees	3,000.00
Accounting fees and expenses	4,500.00
Legal fees and expenses	20,000.00
Miscellaneous (including EDGAR filing fees)	500.00
Total	$28,277.70

We will pay all expenses of the offering listed above from cash on hand. No portion of these expenses will be borne by the selling stockholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of the Commonwealth of Massachusetts. Our officers and directors are indemnified as provided by the Massachusetts Business Corporation Act as set forth in Chapter 156D of the General Laws of Massachusetts, our Articles of Organization, as amended, and our Bylaws.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit.

Section 8.52 of the MBCA provides that we must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of our Company against reasonable expenses incurred by him in connection with the proceeding.

In addition, under Section 8.51 of the MBCA, we may indemnify a director against liability incurred in a proceeding if:

(1)	(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of our Company or that his conduct was at least not opposed to the best interests of our Company; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2)	he engaged in conduct for which he shall not be liable as provided in our Articles of Organization, as amended, which may limit personal liability of a director as provided in the General Laws of Massachusetts.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 8.51 of the MBCA.

Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not a director of the corporation, to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA further requires that a corporation indemnify an officer who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was a director of the corporation.

II-1

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow us to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above). Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer under certain circumstances.

Section 8.58 of the MBCA allows a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification to a director or officer or to advance funds or reimburse expenses. Such a commitment may be made in the corporation’s articles of organization or bylaws or in a resolution adopted or a contract approved by the board of directors or the shareholders.

Under Section 8.51(b) of the MBCA, a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. Unless ordered by a court as provided in the statute, we may not indemnify a director if his conduct did not satisfy the standards set forth above.

Our Articles of Organization, as amended, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the MBCA, or Massachusetts Business Corporation Act, as in effect at the time such liability is determined. Our Bylaws provide that we shall indemnify our directors and officers (including persons who serve at our request as directors, officers, or trustees of another organization, or in any capacity with respect to any employee benefit plan) to the full extent permitted by the laws of the Commonwealth of Massachusetts against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he or she may be involved or with which he or she may be threatened while in office or thereafter, by reason of his or her being or having been such a director or officer, except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of our Company (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that his or her action was in the best interest of such other organization to be deemed as having acted in such manner with respect to the corporation), or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of an employee benefit plan. In addition, we hold a Director and Officer Liability and Corporate Indemnification Policy.

RECENT SALES OF UNREGISTERED SECURITIES

On October 4, 2021, we entered into agreements with accredited investors for the sale and purchase of 312,500 shares of our common stock at a purchase price of $4.80 per share. We received $1,500,000 in gross proceeds from the offering.

On October 4, 2021, we issued 833,333 shares to accredited investors valued at $4.80 per share for the acquisition of the Lighthouse Imaging assets.

As discussed in “Private Placement” above, on June 20, 2023, we issued 420,000 shares of common stock to accredited investors at a purchase price of $6.00 per share.

We relied on the Section 4(a)(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering, and for the June 20, 2023 private placement also relied on the exemption contained in Rule 506(b) promulgated under the Securities Act. No advertising or general solicitation was employed in offering the securities, the securities were issued to accredited investors, the securities were offered for investment purposes only and not for the purpose of resale of distribution, and the transfers thereof was appropriately restricted by us.

II-2

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit	Description

2.1	Asset Purchase Agreement between the Company and Optometrics Corporation, dated January 18, 2008 (included as Exhibit 2.1 to the Form 8-K filed January 25, 2008, and incorporated herein by reference).

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended (included as Exhibit 3.1 to the Form SB-2 filed March 16, 2007, and incorporated herein by reference).

3.2	Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.2 to the Form S-1 filed December 18, 2008, and incorporated herein by reference).

3.3	Articles of Amendment to the Articles of Organization of Precision Optics Corporation, Inc., dated November 25, 2008 and effective December 11, 2008 (included as Exhibit 3.1 to the Form 8-K filed December 11, 2008, and incorporated herein by reference).

3.4	Amended and Restated Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.1 to the Current Report on Form 8-K filed July 11, 2014, and incorporated herein by reference).

3.5	Amendment to the Amended and Restated Bylaws of Precision Optics Corporation, Inc. effective May 13, 2022 (included as exhibit 3.5 to the Form 10-Q filed May 16, 2022, and incorporated herein by reference).

3.6	Articles of Amendment to the Articles of Organization of Precision Optics Corporation, Inc., dated October 24, 2022; and Articles of Amendment to the Articles of Organization of Precision Optics Corporation, Inc., dated October 26, 2022 (included as Exhibit 3.1 to the Form 8-K filed November 2, 2022, and incorporated herein by reference).

3.7	Articles of Amendment to the Articles of Organization of Precision Optics Corporation, Inc., dated October 27, 2022 (included as Exhibit 3.2 to the Form 8-K filed November 2, 2022, and incorporated herein by reference).

5.1*	Legal Opinion of Verrill Dana, LLP

10.1	Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, dated October 13, 2011 (included as Exhibit 10.2 to Form S-8 filed October 14, 2011, and incorporated herein by reference.)

10.2	Precision Optics Corporation, Inc. Amended 2011 Equity Incentive Plan, dated October 14, 2011, as amended on April 16, 2015 (included as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed April 20, 2015, and incorporated herein by reference).

10.3	Compensation Agreement, by and between the Company and Joseph N. Forkey, dated August 2, 2018 (included as Exhibit 10.1 to the Form 8-K filed on August 3, 2018, and incorporated herein by reference).

10.4†+	Asset Purchase Agreement dated July 1, 2019, between Precision Optics Corporation, Inc. and Ross Optical Industries, Inc. and the shareholders (included as Exhibit 10.1 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

10.5	Form of Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated July 1, 2019 (included as Exhibit 10.2 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

10.6	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated July 1, 2019 (included as Exhibit 10.3 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

II-3

10.7	Employment Agreement, by and among Precision Optics Corporation. Inc. and Divaker Mangadu, dated July 1, 2019 (included as Exhibit 10.4 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

10.8†	Employment Agreement, by and among Precision Optics Corporation, Inc. and Jeff DiRubio, dated April 26, 2019 (included as Exhibit 10.16 to the annual report on Form 10-K filed on September 26, 2019, and incorporated herein by reference).

10.9+	Lease Agreement, by and among Precision Optics Corporation, Inc. and Texzona Industries Ltd. dated July 1, 2019 (included as Exhibit 10.17 to the annual report on Form 10-K filed on September 26, 2019, and incorporated herein by reference).

10.10	Employment Offer Letter Daniel S. Habhegger, dated December 2, 2019 (included as Exhibit 10.18 to the quarterly report on Form 10-Q filed on February 13, 2020, and incorporated herein by reference).

10.11	Form of Securities Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated April 14, 2020 (included as Exhibit 10.1 to the current report on Form 8-K filed on May 7, 2020, and incorporated herein by reference).

10.12	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated April 14, 2020 (included as Exhibit 10.2 to the current report on Form 8-K filed on May 7, 2020, and incorporated herein by reference).

10.13†+	Asset Purchase Agreement, dated October 4, 2021, by and among Precision Optics Corporation, Inc. and Lighthouse Imaging, LLC and Anania & Associates Investment Company, LLC (included as Exhibit 10.1 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.14	Form of Securities Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated October 4, 2021 (included as Exhibit 10.2 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.15	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated October 4, 2021 (included as Exhibit 10.3 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.16+	Loan Agreement dated October 4, 2021, by and among Precision Optics Corporation, Inc. and Main Street Bank (included as Exhibit 10.4 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.17	$250,000 Revolving Line of Credit Note dated October 4, 2021 (included as Exhibit 10.5 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.18	$2,600,000 Term Loan Note dated October 4, 2021 (included as Exhibit 10.6 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.19	Security Agreement dated October 4, 2021, by and among Precision Optics Corporation, Inc. and Main Street Bank (included as Exhibit 10.7 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.20	Director side letter agreement dated October 4, 2021 (included as Exhibit 10.8 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.21	Precision Optics Corporation, Inc. 2022 Equity Incentive Plan (included as Appendix B to the proxy statement on Form DEF14A filed on February 24, 2022, and incorporated herein by reference).

10.22	Employment offer letter dated January 5, 2023 between Precision Optics Corporation, Inc. and Daniel S. Habhegger (included as Exhibit 10.1 to the current report on Form 8-K filed on January 5, 2023, and incorporated herein by reference).

10.23

Employment offer letter dated January 5, 2023 between Precision Optics Corporation, Inc. and E. Kevin Dahill (included as Exhibit 10.2 to the current report on Form 8-K filed on January 5, 2023, and incorporated herein by reference).

II-4

10.24	Second Amendment to Loan Agreement dated June 2, 2023, by and between Precision Optics Corporation, Inc. and Main Street Bank (included as Exhibit 10.1 to the current report on Form 8-K filed on June 7, 2023, and incorporated herein by reference).

10.25	$750,000 Promissory Note dated June 2, 2023 (included as Exhibit 10.2 to the current report on Form 8-K filed on June 7, 2023, and incorporated herein by reference).

10.26	Second Amendment to Demand Revolving Line of Credit Note dated June 2, 2023, by and between Precision Optics Corporation, Inc. and Main Street Bank (included as Exhibit 10.3 to the current report on Form 8-K filed on June 7, 2023, and incorporated herein by reference).

10.27	Form of Securities Purchase Agreement, by and among Precision Optics Corporation, Inc. and several investors, dated June 15, 2023 (included as Exhibit 10.1 to the current report on Form 8-K filed on June 20, 2023, and incorporated herein by reference).

10.28	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several investors, dated June 15, 2023 (included as Exhibit 10.2 to the current report on Form 8-K filed on June 20, 2023, and incorporated herein by reference).

10.29	Placement Agent Agreement, by and between Precision Optics Corporation, Inc. and A.G.P./Alliance Global Partners, dated June 15, 2023 (included as Exhibit 10.3 to the current report on Form 8-K filed on June 20, 2023, and incorporated herein by reference).

10.30

Employment Agreement dated March 30, 2023 between Precision Optics Corporation, Inc. and Mahesh Lawande. (included as Exhibit 10.30 to the Form S-1 filed July 20, 2023, and incorporated herein by reference).

10.31

Employment Agreement dated June 7, 2023 between Precision Optics Corporation, Inc. and Wayne M. Coll. (included as Exhibit 10.31 to the Form S-1 filed July 20, 2023, and incorporated herein by reference).

14.1	Precision Optics Corporation, Inc. Corporate Code of Ethics and Conduct (included as Exhibit 14.1 to the Form 10-K filed September 28, 2008, and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (included as Exhibit 21.1 to the Form 10-K filed September 26, 2008, and incorporated herein by reference).

23.1*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney

101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107	Filing Fee Tables (included as Exhibit 107 to the Form S-1 filed July 20, 2023, and incorporated herein by reference).

*	Filed Herewith.
†	Certain portions of the agreement have been omitted to preserve the confidentiality of such information. The Company will furnish copies of any such information to the SEC upon request.
+	The schedules to agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish copies of any such schedules to the SEC upon request.

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Copies of above exhibits not contained herein are available to any stockholder, upon written request to: Chief Financial Officer, Precision Optics Corporation, Inc., 22 East Broadway, Gardner, MA 01440.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	(i)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a) (1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gardner, Commonwealth of Massachusetts, on August 18, 2023.

PRECISION OPTICS CORPORATION, INC.

By:	/s/ Joseph N. Forkey
Joseph N. Forkey
Chief Executive Officer, President and Treasurer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Capacity	Date

/s/ Joseph N. Forkey Joseph N. Forkey	Chief Executive Officer, President, and Treasurer (Principal Executive Officer)	August 18, 2023

/s/ Wayne M. Coll	Chief Financial Officer	August 18, 2023
Wayne M. Coll	(Principal Financial Officer and Principal Accounting Officer)

*	Director	August 18, 2023
Andrew J. Miclot

*	Director, Chairman	August 18, 2023
Peter H. Woodward

*	Director	August 18, 2023
Richard B. Miles

*	Director	August 18, 2023
Peter V. Anania

* by Joseph N. Forkey as attorney-in-fact

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